Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	:	Chapter 11
:
SAVIENT PHARMACEUTICALS, INC.,	:	Case No. 13-12680 (MFW)
et al.,	:
	:	Jointly Administered
Debtors.[1]	:
:
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DISCLOSURE STATEMENT WITH RESPECT TO

PLAN OF LIQUIDATION PURSUANT TO CHAPTER 11

OF THE BANKRUPTCY CODE PROPOSED BY THE DEBTORS

COLE, SCHOTZ, MEISEL,

FORMAN & LEONARD, P.A.

David R. Hurst (I.D. No. 3743)

J. Kate Stickles (I.D. No. 2917)

500 Delaware Ave., Suite 1410

Wilmington, Delaware 19801

Telephone: (302) 652-3131

Facsimile: (302) 652-3117

Counsel for the Debtors and Debtors-in-Possession

March 17, 2014

[1]	The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Savient Pharmaceuticals, Inc. (3811); and Savient Pharma Holdings, Inc. (0701). The address of the Debtors’ corporate headquarters is 400 Crossing Boulevard, 4th Floor, Bridgewater, New Jersey 08807.

DISCLAIMER2

THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN OF LIQUIDATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE PROPOSED BY THE DEBTORS AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETIES BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT WITH RESPECT TO THE PLAN ARE QUALIFIED IN THEIR ENTIRETIES BY REFERENCE TO THE PLAN, THE EXHIBITS ATTACHED TO THE PLAN AND ANY PLAN SUPPLEMENT(S). THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-APPLICABLE BANKRUPTCY LAWS. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), AND THE SEC HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO CONSTITUTE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.

[2]	Terms used in this Disclaimer that are not otherwise defined shall have the meanings ascribed to such terms elsewhere in the Disclosure Statement.

TABLE OF CONTENTS

ARTICLE I
INTRODUCTION			1
A.	Purpose of the Disclosure Statement		1
B.	Disclosure Statement Enclosures		2
	1.	Order Approving the Disclosure Statement	2
	2.	Ballot	2
	3.	Notice	2
C.	Final Approval of the Disclosure Statement and Confirmation of the Plan		2
	1.	Requirements	2
	2.	Approval of the Plan and Confirmation Hearing	2
	3.	Effect of Confirmation	2
	4.	Only Impaired Classes Vote	2
D.	Treatment and Classification of Claims and Interests; Impairment		3
E.	Voting Procedures and Voting Deadline		5
F.	Confirmation Hearing		6

ARTICLE II
GENERAL INFORMATION REGARDING THE DEBTORS			6
A.	The Debtors’ Formation		6
B.	The Debtors’ Business and Employees		7
	1.	KRYSTEXXA®	7
	2.	Oxandrin® and Oxandrolone	8
	3.	Kineret® Co-Promotion Agreement	9
	4.	The Debtors’ Corporate Headquarters	9
	5.	The Debtors’ Employees	9
C.	The Debtors’ Corporate and Capital Structure		10
	1.	The Senior Secured Notes	10
	2.	The Convertible Notes	10
	3.	The SPI Common Stock	11
D.	Summary of Pre-Petition Legal Proceedings		11
	1.	The Tang Litigation	11
	2.	The CVS Litigation	12
	3.	Other Legal Proceedings	12
E.	Summary of Events Leading to the Chapter 11 Filings		12
	1.	Significant Expenditures to Commercialize KRYSTEXXA	12
	2.	Debtors’ Attempts to Raise Capital and Manage Costs	13
	3.	Consideration of Strategic Alternatives and the Sale Process	14
	4.	Negotiations with Senior Secured Noteholders	16

ARTICLE III
THE CHAPTER 11 CASES			16
A.	Commencement of the Chapter 11 Cases		16
B.	“First Day” Motions and Related Applications		17
C.	Retention of Professionals and Appointment of the Committee		18
	1.	Retention of Debtors’ Professionals	18
	2.	Retention of Claims and Noticing Agent and Administrative Agent	18
	3.	Appointment of Committee and Retention of Committee Professionals	18
D.	Significant Events During the Chapter 11 Cases		18
	1.	Use of Cash Collateral	18

i

	2.	Global Settlement with Committee	20
	3.	Sale to Crealta Pharmaceuticals LLC	22
	4.	Liquidation of Irish Non-Debtor Affiliates	23
	5.	Global Settlement With Respect to Corporate Headquarters Lease	24
	6.	Executory Contracts and Personal Property Leases	24
	7.	The Claims Process	25
	8.	De Minimis Asset Sale Procedures	27
	9.	The Retention of Wind Down Team	28
	10.	Extension of Time to Remove Actions	28
	11.	Extension of Exclusive Periods	28

ARTICLE IV
SUMMARY OF PLAN			29
A.	Classification and Treatment of Claims and Interests		29
	1.	Unclassified Claims	31
	2.	Unimpaired Claims	32
	3.	Impaired Claims	33
	4.	Interests	35
	5.	Special Provision Regarding Unimpaired Claims	35
	6.	Allowed Claims	35
	7.	Special Provisions Regarding Insured Claims	36
B.	Provisions Covering Distributions		36
	1.	Distributions for Claims Allowed as of the Effective Date	36
	2.	Disbursing Agent	36
	3.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	37
	4.	Prepayment	38
	5.	Means of Cash Payment	38
	6.	Interest on Claims	38
	7.	Withholding and Reporting Requirements	39
	8.	Setoffs	39
	9.	Procedure for Treating and Resolving Disputed, Contingent and/or Unliquidated Claims	40
C.	Means for Implementation of the Plan		42
	1.	Substantive Consolidation	42
	2.	Corporate Action	43
	3.	Document Administrator	45
	4.	Books and Records; Privilege Matters	46
	5.	Creditors’ Committee and Liquidating Trust Committee	48
	6.	Limited Revesting of Remaining Assets	49
	7.	Limited Release of Liens	49
	8.	Accounts and Reserves	50
	9.	Exemption from Certain Transfer Taxes	51
	10.	Applicability of Sections 1145 and 1125(e) of the Bankruptcy Code	51
	11.	Preservation of Causes of Action	51
	12.	Effectuating Documents; Further Transactions	52
D.	The Liquidating Trust		52
	1.	Establishment and Administration of the Liquidating Trust	52
	2.	Assets of the Liquidating Trust	53
	3.	Other Funds to be Transferred to the Liquidating Trust	53
	4.	Rights and Powers of the Liquidating Trust and the Liquidating Trustee	54
	5.	Liquidating Trust Interests	54

	6.	Appointment of a Liquidating Trustee	55
	7.	Distributions to Holders of General Unsecured Claims	55
	8.	Distributions to Holders of Administrative and Priority Claims	56
	9.	Reporting Requirement of Liquidating Trust	56
E.	Conditions Precedent to Confirmation and Consummation of the Plan		56
	1.	Conditions to Confirmation	56
	2.	Conditions to Effective Date	57
	3.	Waiver of Conditions	57
	4.	Consequences of Non-Occurrence of Effective Date	58
F.	Effects of Confirmation		58
	1.	Compromise and Settlement of Claims and Controversies	58
	2.	Binding Effect	58
	3.	Discharge of the Debtors	58
	4.	Releases	59
	5.	Exculpation and Limitation of Liability	60
	6.	Injunction	61
	7.	Compromises and Settlements	62
	8.	Satisfaction of Subordination Rights	62
G.	Other Matters		62
	1.	Treatment of Executory Contracts and Unexpired Leases	62
	2.	Allowance and Payment of Certain Administrative Claims	63
	3.	Modifications and Amendments	64
	4.	Payment of Statutory Fees	65
	5.	Revocation, Withdrawal or Non-Consummation	65
	6.	Plan Supplement(s)	65
H.	Retention of Jurisdiction		65

ARTICLE V
VOTING REQUIREMENTS; ACCEPTANCE AND CONFIRMATION OF THE PLAN			68
A.	General		68
B.	Parties in Interest Entitled to Vote		68
C.	Classes Impaired and Entitled to Vote under the Plan		68
D.	Voting Procedures and Requirements		69
	1.	Ballots	69
	2.	Returning Ballots	69
	3.	Voting	69
E.	Acceptance of Plan		70
F.	Confirmation Without Necessary Acceptances; Cramdown		71
	1.	No Unfair Discrimination	71
	2.	Fair and Equitable Test	71

ARTICLE VI
FEASIBILITY AND BEST INTERESTS OF CREDITORS			72
A.	Best Interests Test		72
	1.	Class 3—Senior Secured Noteholder Claims	72
	2.	Class 4—General Unsecured Claims	73
B.	Feasibility		74

ARTICLE VII
EFFECT OF CONFIRMATION			74
A.	Binding Effect of Confirmation		74
B.	Good Faith		74

ARTICLE VIII
CERTAIN RISK FACTORS TO BE CONSIDERED			75
A.	Plan May Not Be Accepted		75
B.	Certain Bankruptcy Law Considerations		75
C.	Distributions to Holders of Allowed Claims Under The Plan		75
D.	Conditions Precedent to Consummation of the Plan		76
E.	Certain Tax Considerations		76

ARTICLE IX
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			76
A.	Tax Consequences to the Debtors		77
B.	Tax Consequences to Creditors		77
	1.	Holders of Claims	77
	2.	Non-United States Persons	78
C.	Tax Treatment of the Liquidating Trust		78
	1.	Classification of the Liquidating Trust	78
	2.	General Tax Reporting by the Trust and Beneficiary	79
	3.	Allocations of Taxable Income and Loss	80
D.	Importance of Obtaining Professional Tax Assistance		81

ARTICLE X
RECOMMENDATION AND CONCLUSION			82

TABLE OF EXHIBITS

Exhibit	Title

A	Joint Plan of Liquidation Pursuant to Chapter 11 of the Bankruptcy Code Proposed by the Debtors

B	Hypothetical Class 4 Distribution Analysis

v

ARTICLE I

INTRODUCTION

A.	Purpose of the Disclosure Statement

On October 14, 2013 (the “Petition Date”), Savient Pharmaceuticals, Inc. and Savient Pharma Holdings, Inc. (together, the “Debtors”) filed voluntary petitions for relief (together, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Court”).

The Debtors have filed the Plan Of Liquidation Pursuant To Chapter 11 Of The Bankruptcy Code Proposed By The Debtors (including all exhibits thereto, and as may be amended, altered, modified or supplemented from time to time, the “Plan”) with the Court. A copy of the Plan is attached hereto as Exhibit A.

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan; provided, however, that any capitalized term used herein that is not defined herein or in the Plan, but is defined in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) will have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

The Debtors submit this disclosure statement (as may be amended, altered, modified or supplemented from time to time, the “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code to Holders of Claims against the Debtors in connection with (i) the solicitation of acceptances of the Plan and (ii) the hearing to consider confirmation of the Plan.

The purpose of this Disclosure Statement is to describe the Plan and its provisions and to provide certain information, as required under section 1125 of the Bankruptcy Code, to creditors who will have the right to vote on the Plan so they can make informed decisions in doing so. Creditors entitled to vote to accept or reject the Plan will receive a Ballot (as defined herein) together with this Disclosure Statement to enable them to vote on the Plan.

This Disclosure Statement includes, among other things, information pertaining to the Debtors’ prepetition business operations and financial history and the events leading to the filing of the Chapter 11 Cases. This Disclosure Statement also contains information regarding significant events that have occurred during the Chapter 11 Cases. In addition, an overview of the Plan is included, which overview sets forth certain terms and provisions of the Plan, the effects of confirmation of the Plan, certain risk factors associated with the Plan, and the manner in which distributions will be made under the Plan. This Disclosure Statement also discusses the confirmation process and the procedures for voting, which procedures must be followed by the Holders of Claims entitled to vote under the Plan for their votes to be counted.

B.	Disclosure Statement Enclosures

Accompanying this Disclosure Statement are:

1.       Order Approving the Disclosure Statement. A copy of the Court’s order (the “Solicitation Procedures Order”) approving this Disclosure Statement and, among other things, establishing procedures for voting on the Plan, setting the deadline for objecting to the Plan and scheduling the Confirmation Hearing.

2.       Ballot. A ballot (the “Ballot”) for voting to accept or reject the Plan, if you are the record Holder of a Claim in a Class entitled to vote on the Plan (each, a “Voting Class”).

3.       Notice. A notice setting forth: (i) the deadline for casting Ballots either accepting or rejecting the Plan; (ii) the deadline for filing objections to confirmation of the Plan; and (iii) the date, time and location of the Confirmation Hearing (the “Notice”).

C.	Final Approval of the Disclosure Statement and Confirmation of the Plan

1.       Requirements. The requirements for confirmation of the Plan are set forth in section 1129 of the Bankruptcy Code. The requirements for the Disclosure Statement are set forth in section 1125 of the Bankruptcy Code.

2.       Approval of the Plan and Confirmation Hearing. To confirm the Plan, the Court must hold a hearing to determine whether the Plan meets the requirements of section 1129 of the Bankruptcy Code.

3.       Effect of Confirmation. Except as otherwise provided in the Plan or in the order confirming the Plan (the “Confirmation Order”), confirmation will effect the distribution of the Debtors’ remaining assets. Confirmation serves to make the Plan binding upon the Debtors and all Creditors, Interest Holders and other parties in interest, regardless of whether they cast a Ballot to accept or reject the Plan.

4.       Only Impaired Classes Vote. Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are “impaired” under a plan may vote to accept or reject such plan. Generally, a claim or interest is impaired under a plan if the holder’s legal, equitable or contractual rights are changed under such plan. In addition, if the holders of claims or interests in an impaired class do not receive or retain any property under a plan on account of such claims or interests, such impaired class is deemed to have rejected such plan under section 1126(g) of the Bankruptcy Code and, therefore, such holders do not need to vote on such plan.

Under the Plan, Holders of Claims in Classes 1 and 2 are Unimpaired and therefore deemed to accept the Plan.

Under the Plan, Holders of Claims in Classes 3 and 4 are Impaired and are entitled to vote on the Plan.

Under the Plan, Holders of Claims and Interests in Classes 5, 6, 7 and 8 are deemed to reject the Plan and are not entitled to vote on the Plan.

ACCORDINGLY, A BALLOT FOR ACCEPTANCE OR REJECTION OF THE PLAN IS BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASSES 3 AND 4.

D.	Treatment and Classification of Claims and Interests; Impairment

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. For a summary of the treatment of each Class of Claims and Interests, see Article IV, “Summary of Plan,” below.

Class Description	Status	Proposed Treatment
Administrative Claims Estimated Recovery: 100%	Unclassified	On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, a Holder of an Allowed Administrative Claim (other than a Professional) will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim or (b) such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, have agreed upon in writing.
Priority Tax Claims Estimated Recovery: 100%	Unclassified	On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, a Holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Tax Claim or (b) such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, have agreed upon in writing.
Class 1: Miscellaneous Secured Claims Estimated Recovery: 100%	Unimpaired	On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim, a Holder of an Allowed Miscellaneous Secured Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Miscellaneous Secured Claim, (a) Cash from the Debtors equal to the value of such Allowed Miscellaneous Secured Claim, (b) a return of the Holder’s Collateral securing the Miscellaneous Secured Claim, (c) such treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be rendered Unimpaired or (d) such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, have agreed upon in writing.

Class 2: Priority Non-Tax Claims Estimated Recovery: 100%	Unimpaired	On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, a Holder of an Allowed Priority Non-Tax Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Non-Tax Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Non-Tax Claim or (b) such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, have agreed upon in writing.
Class 3: Senior Secured Noteholder Claims Estimated Recovery: 87.74%	Impaired	On the Effective Date, each holder of Senior Secured Notes on account of its Allowed Senior Secured Noteholder Claim will have the right to receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Senior Secured Noteholder Claim, Pro Rata shares of (i) the Final Cash Sweep Proceeds, (ii) any Cash from the Professional Fee Reserve and Administrative Claim Reserve returned by the Liquidating Trustee to the Senior Secured Notes Trustee, and (iii) the net proceeds of the Remaining Assets, if any, if and when and to the extent that such assets are liquidated by the Senior Secured Notes Trustee in accordance with the Senior Secured Notes Indenture.
Class 4: General Unsecured Claims Estimated Recovery: 1.28%	Impaired	On the Effective Date, each Holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, its Pro Rata share of the Liquidating Trust Interests. Distributions from the Liquidating Trust on account of Liquidating Trust Interests will be made from the Liquidating Trust Assets after paying, reserving against or satisfying, among other things, the operating and administrative expenses of the Liquidating Trust, including but not limited to all costs, expenses and obligations incurred by the Liquidating Trustee (or professionals who may be employed by the Liquidating Trustee in administering the Liquidating Trust) in carrying out their responsibilities under the Liquidating Trust Agreement, or in any manner connected, incidental or related thereto.
Class 5: Intercompany Claims Estimated Recovery: 0%	Impaired	On the Effective Date, all Intercompany Claims will be eliminated and the Holders of Intercompany Claims will not be entitled to, and will not receive or retain, any property or interest in property on account of such Claims.
Class 6: Subordinated 510(c) Claims Estimated Recovery: 0%	Impaired	On the Effective Date, all Subordinated 510(c) Claims will be deemed eliminated, cancelled and/or extinguished and each Holder thereof will not be entitled to, and will not receive or retain, any property under the Plan on account of such Subordinated 510(c) Claims.

Class 7: Subordinated 510(b) Claims Estimated Recovery: 0%	Impaired	On the Effective Date, all Subordinated 510(b) Claims will be deemed eliminated, cancelled and/or extinguished and each Holder thereof will not be entitled to, and will not receive or retain, any property under the Plan on account of such Subordinated 510(b) Claims.
Class 8: Interests Estimated Recovery: 0%	Impaired	On the Effective Date, all Interests will be cancelled and each Holder thereof will not be entitled to, and will not receive or retain, any property or interest in property under the Plan on account of such Interests.

E.	Voting Procedures and Voting Deadline

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. To ensure your vote is counted, you must (i) complete the Ballot, (ii) indicate your decision either to accept or reject the Plan in the boxes provided, and (iii) sign and return the Ballot(s) in the envelope provided.

TO BE COUNTED, YOUR BALLOT WITH YOUR ORIGINAL SIGNATURE INDICATING YOUR ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 4:00 P.M. (EASTERN TIME) ON MAY 5, 2014 (THE “VOTING DEADLINE”).

The following Ballots will not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected:

(i)	any Ballot or Master Ballot received after the Voting Deadline (unless extended by the Debtors);

(ii)	any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the claimant;

(iii)	any Ballot cast by a person or entity that does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan;

(iv)	any Ballot cast for a Claim designated as contingent, unliquidated or disputed or as zero or unknown in amount and for which no Rule 3018(a) Motion has been filed by the Rule 3018(a) Motion Deadline (as such terms are defined in the Solicitation Procedures Order);

(v)	any Ballot that indicates neither an acceptance nor a rejection, or indicates both an acceptance and a rejection, of the Plan;

(vi)	any Ballot (other than a Master Ballot) that casts part of its vote in the same Class to accept the Plan and part to reject the Plan;

(vii)	any form of Ballot or Master Ballot other than the official form sent by the Voting Agent, or a copy thereof;

(viii)	any Ballot received that the Voting Agent cannot match to an existing database record;

(ix)	any Ballot or Master Ballot that does not contain an original signature; or

(x)	any Ballot or Master Ballot that is submitted by facsimile, email or by other electronic means.

In order for the Plan to be accepted by an Impaired Class of Claims, a majority in number and two-thirds in dollar amount of the Claims voting in such Class must vote to accept the Plan. At least one Voting Class, excluding the votes of insiders, must actually vote to accept the Plan.

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE BALLOT ENCLOSED WITH THE NOTICE. PLEASE BE SURE TO COMPLETE THE BALLOT PROPERLY AND LEGIBLY, AND IDENTIFY THE EXACT AMOUNT OF YOUR CLAIM AND THE NAME OF THE CREDITOR. IF YOU ARE A HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN AND YOU DID NOT RECEIVE A BALLOT, YOU RECEIVED A DAMAGED BALLOT OR YOU LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE DISCLOSURE STATEMENT, THE PLAN OR PROCEDURES FOR VOTING ON THE PLAN, PLEASE CONTACT THE VOTING AGENT GCG, INC., AT 1-866-297-1238 OR AT SVNTINFO@GCGINC.COM. THE VOTING AGENT IS NOT AUTHORIZED TO AND WILL NOT PROVIDE LEGAL ADVICE.

F.	Confirmation Hearing

The Court has scheduled a hearing to consider confirmation of the Plan for May 19, 2014 at 11:30 a.m. (Eastern time) in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 5th Floor, Courtroom No. 4, Wilmington, Delaware 19801 (the “Confirmation Hearing”). The Court has directed that objections, if any, to confirmation of the Plan be filed and served on or before May 5, 2014 at 4:00 p.m. (Eastern time) in the manner described in the Notice accompanying this Disclosure Statement. The Confirmation hearing may be adjourned from time to time by way of announcement of such continuance in open Court or otherwise, without further notice to parties in interest.

THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.

ARTICLE II

GENERAL INFORMATION REGARDING THE DEBTORS

A.	The Debtors’ Formation

Debtor Savient Pharmaceuticals, Inc. (“SPI”), a publicly-held corporation, was incorporated in the State of Delaware in 1980 as Bio-Technology General Corp. and changed its corporate name to Savient Pharmaceuticals, Inc. in June 2003. Debtor Savient Pharma Holdings, Inc. (“SPHI”) was incorporated under the laws of the State of Delaware in May 2006.

B.	The Debtors’ Business and Employees

1.	KRYSTEXXA®

The Debtors and their non-Debtor subsidiaries and affiliates (collectively, the “Company”) are a specialty biopharmaceutical company that, prior to the sale of substantially all of the Debtors’ assets (the “Sale”) to Crealta Pharmaceuticals LLC (“Crealta”), had focused primarily on commercializing KRYSTEXXA (pegloticase) in the United States (the “U.S.”) and around the world. KRYSTEXXA is a drug that is used to treat adult patients who are afflicted with severe chronic gout and who are refractory (i.e., resistant) to conventional therapy, a condition which the Company refers to as Refractory Chronic Gout (“RCG”). Gout is a painful (and, at times, debilitating) clinical disease associated with elevated uric acid levels which can result in the deposit of monosodium urate crystals in and around a patient’s tissues and joints. The drug provides relief to patients who often do not have any other viable treatment options by dramatically lowering the uric acid levels in their blood.

The use and ownership of certain patents and pending patent applications relating to KRYSTEXXA are governed by that certain agreement, by and among SPI, Duke University and Mountain View Pharmaceuticals, Inc., dated as of August 12, 1998 (as thereafter amended, the “License Agreement”), which agreement was assigned by the Debtors to Crealta in connection with the Sale. Under the License Agreement, the Debtors were granted the exclusive right to this patented technology for all commercial purposes throughout the world for which SPI paid quarterly royalty payments based on the sales of KRYSTEXXA. In addition to these rights under the License Agreement, the Debtors owned or co-owned U.S. and foreign patents and patent applications, which collectively with the licensed intellectual property formed a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA.

The Company does not, and did not prior to the Sale, own or operate its own manufacturing facilities. Instead, it used third-party manufacturers and distributors to manufacture KRYSTEXXA under the oversight and supervision of the Company’s technical operations and quality assurance personnel. The Company’s sales team directly targeted rheumatologists and nephrologists with access to infusion centers and healthcare institutions that treat adult patients suffering from RCG, as well as podiatrists who may refer patients with RCG. The Company sold KRYSTEXXA to drug wholesalers and various specialty distributors (who, in turn, made KRYSTEXXA available to doctors that administer the product in treating patients who suffer from RCG).

The primary market for KRYSTEXXA is the U.S., where the drug was approved for marketing by the Food and Drug Administration (the “FDA”) and became commercially available for the treatment of RCG in 2010. A KRYSTEXXA market study completed in July 2011 indicated that there are approximately 120,000 RCG patients (i.e., patients that are resistant to conventional therapy) in the U.S. However, through further work the Company determined that (a) not all of these patients participate in the healthcare system and (b) not all of the patients that do participate in the healthcare system seek treatment with rheumatologists, who are the physicians upon whom most of the Company’s commercial efforts were concentrated. Additionally, the Company estimates that only between 20,000 and 40,000 of the most severe

RCG patients in the U.S. are being treated by the rheumatologists that were targeted by its sales force, and that, according to a follow-on study completed in June 2013, only approximately 9,000 of these patients are seen by rheumatologists most likely to prescribe KRYSTEXXA.

As of the date the Sale was consummated, the selling price (i.e., wholesale acquisition cost) for KRYSTEXXA in the U.S. was $5,390 per vial. In 2013, for the nine-month period ending on September 30, the Company sold 5,774 vials of KRYSTEXXA and recorded net revenues from sales of KRYSTEXXA of $17.3 million.3

KRYSTEXXA also was approved for marketing in the European Union (the “EU”) which, in January 2013, granted an authorization to market the drug (the “MA”) to Savient Pharma Ireland Limited (“SPIL”), a wholly-owned subsidiary of SPI organized under the laws of Ireland. Nonetheless, the Company required partners or collaborators to commercialize KRYSTEXXA in the EU and in other jurisdictions outside the U.S. Despite its best efforts, the Company’s attempts to commercialize KRYSTEXXA in the EU and elsewhere outside the U.S. did not result in a partnership or collaboration opportunity that was commercially viable.4 As a result, although the Company continued to explore options for the EU and the rest of the world, the Company primarily focused its efforts on the commercialization of KRYSTEXXA in the U.S.

2.	Oxandrin® and Oxandrolone

Prior to the Sale, the Debtors also sold and distributed branded Oxandrin and generic versions of oxandrolone, a drug used to promote weight gain following involuntary weight loss related to disease or medical condition. As a result of generic competition, the Debtors’ sales of both branded and generic versions of the product had declined substantially in recent years.5 Consequently, the Debtors scaled back their business activities related to Oxandrin and oxandrolone, eliminated their sales force related to these products and had been in the process of winding this business down. On October 1, 2013 the Debtors notified the FDA that they intended to exhaust their existing commercial inventory of Oxandrin by mid-2014 and at such time withdraw the product from the market and withdraw the New Drug Application for such product.

[3]	In 2011 the Company sold 2,965 vials of KRYSTEXXA and recorded net revenues from sales of KRYSTEXXA of $6.2 million. In 2012 the Company sold 7,356 vials of KRYSTEXXA and recorded net revenues from sales of KRYSTEXXA of $16.2 million.

[4]	Additionally, on May 2, 2013, the Company received a Final Appraisal Determination, from the National Institute for Health and Care Excellence of England (“NICE”), in which NICE did not recommend KRYSTEXXA for use by the National Health Service (“NHS”) in England and Wales. NICE agreed that KRYSTEXXA was an effective agent for the treatment of chronic tophaceous gout when used under the approved guidelines for use. However, NICE found that KRYSTEXXA would not be a cost-effective use of NHS resources.

[5]	Specifically, sales of the Company’s authorized generic version of the product decreased from $3 million to $1.4 million for the year ended December 31, 2012, and sales of Oxandrin, the branded product, were largely flat in 2012 from the previous year, accounting for only about $370,000 in sales in 2012.

The Debtors’ Oxandrin and oxandrolone assets were transferred to Crealta in connection with the Sale.

3.	Kineret® Co-Promotion Agreement

On February 18, 2013, the Debtors entered into an agreement with Swedish Orphan Biovitrum AB (“Sobi”), an international specialty healthcare company dedicated to rare diseases, which agreement granted the Debtors the exclusive right to co-promote the sale of Kineret® in the U.S. with Sobi beginning in April 2013 in exchange for a co-promotion fee. Kineret is a drug owned by Sobi that is used to treat rheumatoid arthritis.

The Debtors’ co-promotion agreement for the sale of Kineret in the U.S. was not included in the Sale to Crealta. Because the Debtors no longer had the means to comply with the terms of the agreement after consummation of the Sale, and did not believe that they could locate a party to take an assignment of the agreement, the Debtors rejected the co-promotion agreement effective as of January 31, 2014.

4.	The Debtors’ Corporate Headquarters

The Debtors corporate headquarters is located in Bridgewater, New Jersey, where, prior to January 31, 2014, the Debtors had leased approximately 48,500 square feet of office space. As discussed in Article III.D.5, the Debtors rejected the lease for their corporate headquarters effective January 31, 2014, and took back a short-term license for approximately 9,000 square feet of office space in the same building.

5.	The Debtors’ Employees

As of the Petition Date, the Debtors had approximately eighty-two (82) employees, forty-three (43) of whom were located in the Bridgewater headquarters. Of these employees, twenty-four (24) were engaged in research and development activities, including clinical, regulatory, quality assurance and control and manufacturing or production activities, and nineteen (19) were engaged in general and administrative activities, including executive, finance, legal, human resources, investor relations, information technology and operations. In addition, the Debtors had thirty-nine (39) employees engaged in sales and marketing activities, including commercial operations, sales operations and marketing. These employees did not have a dedicated office.

Between consummation of the Sale on January 9, 2014 and January 15, 2014, the Debtors reduced their headcount to ten (10) employees. Then, on January 31, 2014, the Debtors further reduced their headcount to four (4) employees, which employees are expected to continue their employment with the Debtors through the date the Plan is consummated. As discussed in more detail below, the Debtors have retained part-time consultants to assist the Debtors’ full-time employees in conducting various wind-down activities.

Also upon consummation of the Sale, all of SPI’s directors, except for Stephen Jaeger, the Chairman of SPI’s board of directors (the “Board”), resigned. Mr. Jaeger has agreed to remain on the Board through the effective date of the Plan, and exercises ultimate oversight for the Debtors’ post-Sale and wind down activities.

C.	The Debtors’ Corporate and Capital Structure

The Debtor SPI is the parent of the Debtor SPHI. SPI is also the parent of its wholly-owned, non-Debtor Irish subsidiaries SPIL and Savient International Limited (“SIL” and, together with SPIL, the “Irish Non-Debtor Affiliates”). As discussed in more detail in Article III.D.4, the Irish Non-Debtor Affiliates have ceased trading and entered liquidation proceedings in Ireland.

As of the Petition Date, the Debtors had two issuances of debt outstanding: the “Senior Secured Notes” and the “Convertible Notes,” each as defined and described below.

1.	The Senior Secured Notes

Pursuant to an indenture (the “Secured Notes Indenture”) dated as of May 9, 2012, by and among SPI, SPHI and SPIL, as guarantors, and U.S. Bank National Association, as indenture trustee, SPI issued $170,941,000 in senior secured discount notes with a maturity date of May 9, 2019 (the “Senior Secured Notes”). SPHI and SPIL are both guarantors of the Senior Secured Notes. As of the Petition Date, the Senior Secured Notes had an accreted principal balance of $145,351,331 and outstanding accrued and unpaid interest. The Senior Secured Notes have a cash coupon interest rate of 3% through May 9, 2015; subsequent to that date, the cash coupon interest rate increases to 12% through maturity. The Senior Secured Notes were issued pursuant to a private placement (the “Exchange Transaction”) with certain holders of the Convertible Notes (the “Exchanging Holders”). Pursuant to the private placement, the Exchanging Holders exchanged their existing Convertible Notes having an aggregate outstanding principal amount equal to approximately $108 million for their pro rata share of units of the Senior Secured Notes with an equivalent aggregate principal value and warrants to purchase an aggregate of 4,000,019 shares of SPI’s common stock at an exercise price equal to $1.863 per share. The Exchanging Holders also simultaneously purchased additional units of the Senior Secured Notes, the aggregate purchase of which resulted in SPI’s receipt of net cash proceeds in the amount of approximately $43.1 million. This transaction also allowed the Debtors to extend the maturity of approximately 50% of the Convertible Notes and lowered the cash coupon interest rate on this portion of their debt from 4.5% to 3% until May 9, 2015.

Pursuant to a Pledge and Security Agreement dated as of May 9, 2012, by and among SPI, SPHI, SPIL and U.S. Bank National Association (the “Collateral Agent”), the Collateral Agent for the Senior Secured Notes was granted a first-priority security interest (the “Prepetition Liens”) in substantially all of the Debtors’ assets (the “Prepetition Collateral”), including a security interest in substantially all of the Debtors’ cash and cash equivalents, inventory, accounts receivable, securities, intellectual property and general intangibles. The Collateral Agent also was granted a first-priority security interest in substantially all of the assets of non-Debtor SPIL.

2.	The Convertible Notes

Pursuant to an indenture dated as of February 4, 2011, by and between SPI and U.S. Bank National Association, as indenture trustee, SPI issued $230,000,000 in convertible senior notes

(the “Convertible Notes”) with a maturity date of February 1, 2018.6 The Convertible Notes are unsecured and resulted in the Debtors’ receipt of net cash proceeds in the amount of approximately $222.7 million. The Convertible Notes bear interest at a rate of 4.75% per year. As discussed above, certain holders of the Convertible Notes (i.e., the Exchanging Holders) exchanged $108 million in principal amount of the Convertible Notes for units of the Senior Secured Notes and warrants to purchase common stock in SPI. As of the Petition Date, the Convertible Notes had an outstanding principal amount of $122,441,000 and outstanding accrued and unpaid interest.

3.	The SPI Common Stock

As of the Petition Date, there were 73,373,388 shares of common stock in SPI outstanding. As noted above, in connection with the issuance of the Senior Secured Notes, SPI also issued 4,000,019 warrants to purchase shares of SPI’s common stock at an exercise price equal to $1.863 per share.

The shares of common stock of SPI formerly were traded on The NASDAQ Global Market. On November 27, 2013, NASDAQ filed a Form 25 with the Securities and Exchange Commission to remove from listing the shares of common stock of SPI. The delisting became effective on December 9, 2013. Shares of common stock of SPI are currently traded on the OTCQB. On March 11, 2014, the closing price of SPI’s stock was $0.0051 per share.

D.	Summary of Pre-Petition Legal Proceedings

1.	The Tang Litigation

On April 30, 2012, Tang Capital Partners, LP (“Tang”), the largest holder of the Convertible Notes at the time of the Exchange Transaction, commenced a derivative action in the Delaware Court of Chancery seeking, among other relief, a temporary restraining order against the closing of the Exchange Transaction and arguing, inter alia, that the transaction was a fraudulent transfer. See Tang Capital Partners, LP v. Norton (Del. Ch. C.A. No. 7476-VCG) (the “Tang Action”). On May 7, 2012, the Court of Chancery declined to enjoin the Exchange Transaction, finding that Tang failed to allege colorable claims. Tang, together with additional noteholders who collectively purport to have held approximately 40% of the Convertible Notes, thereafter twice amended their pleadings requesting appointment of a receiver under 8 Del. C. § 291 (the “Receiver Claim”), seeking a declaration that the pendency of the Receiver Claim for more than 30 days created an Event of Default under the indenture governing the Convertible Notes (the “Default Claim”), and asserting breach of fiduciary duty claims (the “Remaining Claims”). SPI filed a separate action against Tang that is now consolidated with the Tang Action seeking, among other relief, damages for alleged tortious interference on the part of Tang. In July 2012, the Court of Chancery dismissed Tang’s Receiver Claim and entered partial summary judgment in favor of SPI on the Default Claim. In July 2013, the Court of Chancery entered a partial final judgment on the Receiver Claim, permitting Tang to take an appeal with Delaware Supreme Court. That appeal is now pending. The Court of Chancery has stayed consideration of SPI’s motion to dismiss the Remaining Claims until the conclusion of Tang’s appeal.

[6]	CSC Trust Company of Delaware is the successor indenture trustee for the Convertible Notes.

On October 16, 2013, the Debtors filed a Suggestion of Bankruptcy and Imposition of Automatic Stay with the Delaware Supreme Court and the Delaware Court of Chancery to provide notice that, pursuant to section 362 of the Bankruptcy Code, judicial proceedings were stayed upon the filing of the Chapter 11 Cases.

2.	The CVS Litigation

On April 26, 2013, SPI filed a lawsuit against CVS Caremark Corporation (“CVS”), and Cardinal Health, Inc. (“Cardinal Health”) in the Superior Court of New Jersey, Middlesex County captioned Savient Pharmaceuticals, Inc. vs. CVS Caremark Corp. and Cardinal Health, Inc., Docket No. L-2841-13 (Sup. Ct. N.J.) (the “CVS Litigation”), to recover $1,350,175 related to CVS’s return or attempted return of non-saleable, opened containers of Oxandrin® drug products in violation of Savient’s drug return policy (the “Drug Return Policy”). SPI seeks damages from CVS and Cardinal Heath for, among other things, breach of contract, unjust enrichment, promissory estoppel, breach of the covenant of good faith and fair dealings, quantum merit, book account and account stated. Savient also seeks to enjoin CVS and Cardinal Health from engaging in any further and future violations of Savient’s Drug Return Policy. CVS claims the right to credits and/or offsets in the amount of $1,350,175 for the return of Oxandrin® CVS purchased through Cardinal Health. The lawsuit currently is pending.

3.	Other Legal Proceedings

From time to time, the Debtors are subject to other legal proceedings and claims in the ordinary course of business.

As a consequence of the bankruptcy filings (as discussed below), all pending litigation against the Debtors was stayed automatically by section 362 of the Bankruptcy Code and, absent further order of the Court, no party may take any action to recover on prepetition Claims against the Debtors.

E.	Summary of Events Leading to the Chapter 11 Filings

1.	Significant Expenditures to Commercialize KRYSTEXXA

Commercializing KRYSTEXXA proved difficult and required significant expenditures. Since the FDA’s approval of KRYSTEXXA in September 2010, the Debtors devoted significant resources to (a) building a sales force and infrastructure to market KRYSTEXXA, (b) fulfilling post-marketing commitments imposed by the FDA and (c) conducting medical and clinical programs. To support these initiatives, beginning in the first quarter of 2011, the Debtors worked with a leading independent life sciences consulting firm to conduct an updated comprehensive market research study to better determine the number of adult patients in the U.S. that were suffering from RCG. The Debtors later engaged in market sizing studies for KRYSTEXXA in the EU and the rest of the world. The Debtors also invested in a significant number of clinical and medical programs to, among other things, fulfill their post-marketing commitments. On the clinical side, the Debtors initiated an observational study to look at the safety profile of KRYSTEXXA in a real world clinical setting and a clinical development plan for the future development of KRYSTEXXA. The clinical development plan included studies to improve the tolerability and safety profile of KRYSTEXXA, expand the clinical utility of

KRYSTEXXA beyond its current labeled indication, and study the product’s use in patients undergoing renal dialysis and organ transplantation.

In support of manufacturing, the Debtors invested in (a) improving the reliability and reproducibility of the approved assays, (b) the development of new analytical techniques to better measure the quality and consistency of the product, and (c) providing further elucidation of the molecular structure of the product. Additionally, the MA granted by the EU required that the Debtors perform four clinical trials to further clarify the safety profile of KRYSTEXXA, as post-approval measures. On the medical side, the Debtors invested in continuing medical education programs to educate clinicians, implemented a publication plan to convey data from the clinical development program and invested in a field-based medical function consisting of regional medical scientists. The Debtors also created a safety and pharmacovigilence function to track and report safety issues as they arose from the post-marketing use of KRYSTEXXA. Finally, as part of FDA approval, the Debtors implemented a Risk Evaluation and Mitigation Strategy (REMS) program to ensure the safe and effective use of KRYSTEXXA by patients and clinicians. From the FDA’s approval of KRYSTEXXA in September 2010 through the Petition Date, the Debtors spent approximately $73 million on research and development (including its clinical and medical programs) and $141.2 million on sales and marketing. Despite the Debtors’ spending in these and other areas, the Debtors nonetheless had unfunded post-marketing commitments as of the Petition Date.

2.	Debtors’ Attempts to Raise Capital and Manage Costs

To support their commercialization efforts, the Debtors focused on raising capital and aggressively managing their costs. For example, prior to the FDA’s approval of KRYSTEXXA in 2010, SPI raised approximately $61.4 million in proceeds from a stock offering that closed in October 2009. Then, after exploring potential sale possibilities that ultimately did not materialize, in February of 2011, SPI issued the Convertible Notes which provided the Debtors with a cash infusion of approximately $222.7 million. These proceeds, which were substantially increased from an initial offering amount of $125 million, helped the Debtors expand their sales force and marketing efforts and commercial infrastructure for KRYSTEXXA. In May 2012, the Debtors consummated the Exchange Transaction, which raised an additional $43 million in capital. In July 2012, the Debtors announced a comprehensive reorganization plan to better align their operations and budget as the Debtors continued their efforts to expand KRYSTEXXA’s revenue generating capabilities. Under the reorganization plan, the Debtors reduced their workforce by approximately 35% and achieved approximately $55 million in annual operating expense savings to support their future growth strategies.7

The Debtors also implemented several price increases since KRYSTEXXA was introduced to the U.S. market.

[7]	The approximately $55 million in annual operating expense savings was determined by annualizing the year-to-date operating expenses, excluding cost of goods, for the six-month period ending June 30, 2012 and subtracting the anticipated cost reductions under the reorganization plan for the full year of 2013, excluding costs of goods.

In the end, despite achieving increases in KRYSTEXXA sales since its approval by the FDA,8 the Debtors continued to operate at significant losses. In just fifteen (15) months, the Debtors’ cash, cash equivalents and short-term investments had declined to $34.6 million (as of September 30, 2013) from $142.2 million (as of June 30, 2012, which was shortly after the May 9, 2012 Exchange Transaction).

3.	Consideration of Strategic Alternatives and the Sale Process

Given the challenges they were facing, the Debtors determined to explore potential strategic alternatives for maximizing value, including a potential capital infusion, a sale, a restructuring or other transaction. To that end, in March 2013, the Debtors retained Lazard Frères & Co. LLC (“Lazard”) as their investment bankers to provide general financial advisory services and to assist the Debtors in a restructuring, sale transaction or financing transaction to the extent pursued.

The Debtors, with Lazard’s guidance, and the advice of counsel, developed and engaged in a multi-track process to evaluate and consider strategic alternatives, including a stand-alone restructuring and a sale of the Debtors’ business. In exploring the prospects for a stand-alone restructuring, the Debtors assessed and evaluated their overall strategy and cost-structure to identify additional expense reductions. Some of these expense reduction initiatives were immediately implemented.

Further, in 2013, the Debtors developed a potential new strategy for KRYSTEXXA that would have involved unprecedented changes to the Debtors’ existing practices. In May 2013, the Debtors retained a pharmaceutical consulting company to provide qualitative and quantitative analysis of this potential strategy. Based on these efforts and at the request of the Board, in September 2013, the Debtors’ management produced an updated long-term plan that assumed a stand-alone restructuring of the Debtors based upon the potential unprecedented new strategy. This long-term plan indicated that, with the changes to their current practices contemplated by the new strategy, the Debtors were projected to experience a significant short-term revenue drop (before projected long-term revenue increases) which could result in the Debtors nearly exhausting their cash in the first quarter of 2014 and requiring additional financing. This long-term plan further suggested that even if the contemplated changes were successfully implemented (and setting aside a potential short-term liquidity shortfall), the Debtors ultimately would need to equitize their debt.

In connection with the sale process, in May 2013, Lazard developed a list of potentially interested parties and solicited such parties’ interest in a sale transaction. Beginning in June 2013, Lazard contacted fifty-seven (57) potential buyers, including well-capitalized pharmaceutical companies, privately-held specialty pharmaceutical companies and select financial buyers. Approximately seventeen (17) of these parties entered into non-disclosure agreements (“NDAs”) with the Debtors to further explore the potential purchase of their business. Among other things, a virtual data room was established containing extensive information about the Debtors including documents describing the Debtors’ business and

[8]	Krystexxa net sales were $6.2 million for the fiscal year of 2011, $16.2 million for the fiscal year of 2012 and $17.3 million for the nine months ending September 30, 2013.

financial results in considerable detail. The Debtors established July 26, 2013 as the deadline for submitting non-binding preliminary proposals, which were received from five parties.

After reviewing the five preliminary proposals, the Debtors invited all five parties that had submitted proposals to continue to the next round of the sales process. On August 27, 2013, Lazard distributed bid instructions to these parties which described the requirements for each bid (including a September 16, 2013 deadline for definitive proposals) and provided a copy of the Debtors’ proposed form of acquisition agreement. The Debtors engaged extensively with the potential bidders concerning a possible transaction. Among other things, the Debtors arranged in-person meetings between the potential bidders and the Debtors’ senior management and advisors, and afforded potential bidders the opportunity for extensive due diligence via an electronic data room. In addition, the Debtors provided potential bidders with an opportunity to tour the facilities of Bio-Technology General (Israel) Ltd., the Israeli manufacturer of KRYSTEXXA. Some of the potential bidders also visited Sigma-Tau Pharmaceuticals, Inc., who provided the Debtors with “fill and finish” services for KRYSTEXXA. At the conclusion of this round of the sales process, the Debtors received two definitive proposals, one from US WorldMeds, LLC (“US WorldMeds”) and another that the Debtors determined was less favorable. In addition, at least one of the other parties that submitted a non-binding preliminary proposal, while declining to submit a definitive proposal, expressed a continued interest in acquiring the Debtors’ business and potentially participating in a future auction.

The Debtors continued to negotiate with both US WorldMeds and the other bidder that had submitted a definitive proposal. Although the other bidder gave verbal indications that it might increase its bid through the addition of royalty payments contingent on achieving certain levels of net revenue, it did not formally do so and the Debtors ultimately determined that the US WorldMeds bid was the highest and best offer. Therefore the Debtors negotiated the terms of the acquisition agreement with US WorldMeds, to be effectuated through a sale pursuant to section 363 of the Bankruptcy Code to Sloan Holdings C.V., a wholly-owned subsidiary of US World Meds which would serve as stalking horse bidder (the “Stalking Horse Bidder”) and have its obligations under the acquisition agreement guaranteed by US WorldMeds (the “USWM Acquisition Agreement”). The Debtors executed the USWM Acquisition Agreement on October 14, 2013. The USWM Acquisition Agreement envisioned, and sought to facilitate, the transfer of the entire business operation and substantially all of the assets of the Debtors and, to that end, provided for, among other things, the assumption and assignment to the Stalking Horse Bidder of all of the contracts material to the operation of the Debtors’ business.

The Debtors determined that entry into the USWM Acquisition Agreement coupled with the pursuit of the sale process (which subjected the USWM Acquisition Agreement to higher and better offers) in the Chapter 11 Cases was the best means to maximize value. The Debtors had continued to operate at a loss and their cash position had continued to decline. Although the Debtors had developed a long-term plan for a stand-alone restructuring based on significant changes to their existing strategies, those changes would have been unprecedented, would have involved significant risk, and likely would have required additional short-term financing in the first quarter of 2014. The Debtors believed that the transaction negotiated with the Stalking Horse Bidder represented the highest and best offer available to the Debtors at the time of filing the Chapter 11 Cases. The transaction negotiated with the Stalking Horse Bidder represented the culmination of a comprehensive process that had transpired over a five-month period.

4.	Negotiations with Senior Secured Noteholders

During the strategic alternatives process, the Debtors engaged with certain unaffiliated beneficial holders of the Senior Secured Notes, first through their counsel and then directly. Because the Senior Secured Notes are secured by security interests in substantially all of the Debtors’ assets, as well as security interests in substantially all of SPIL’s assets, the Debtors believed that it would be desirable to obtain input from the holders of such notes or their counsel.

In May 2013, the Debtors executed a non-disclosure agreement with counsel to certain unaffiliated beneficial holders of approximately 90% of the Senior Secured Notes (collectively, the “Unofficial Committee of Senior Secured Noteholders”). The Debtors, subject to this nondisclosure agreement, informed counsel to the Unofficial Committee of Senior Secured Noteholders of the Debtors’ investigation of strategic alternatives. During the bid process, the Debtors continued discussions with counsel to the Unofficial Committee of Senior Secured Noteholders. Shortly before the deadline for the submissions of definitive bids in September 2013, the Debtors entered into NDAs with the individual members of the Unofficial Committee of Senior Secured Noteholders. The Debtors arranged multiple meetings between (i) such noteholders and their counsel, and (ii) the Debtors’ senior management and advisors to discuss the Debtors’ long range business plan, the definitive bids the Debtors expected to receive and the potential for a stand-alone restructuring.

The Debtors’ Board met regularly throughout the Debtors’ process of considering strategic alternatives and was kept apprised of the status of proposals and options available to the Debtors. In addition to numerous other meetings that were regularly held throughout the strategic alternatives process, at a meeting of Board held on October 14, 2013, the Board was updated and advised regarding the USWM Acquisition Agreement negotiated with US WorldMeds and other matters relevant to the sales process and the Debtors’ strategic options. At the meeting (and in prior meetings throughout the process), the Board was advised by Lazard and by counsel regarding these matters. After full deliberation, the Board determined that entering into the USWM Acquisition Agreement, filing the Chapter 11 Cases and pursuing the sale process contemplated in the USWM Acquisition Agreement as part of the Chapter 11 Cases, was the best way to maximize value.

The Unofficial Committee of Senior Secured Noteholders supported the Debtors’ entry into the USWM Acquisition Agreement and pursuit of the sales process contemplated thereby in the Chapter 11 Cases.

ARTICLE III

THE CHAPTER 11 CASES

A.	Commencement of the Chapter 11 Cases

As set forth above, on the Petition Date the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Court. By order dated October 16, 2013 [Docket No. 34], the Debtors’ cases are being jointly administered for procedural purposes only. No trustee or examiner has been appointed in the Chapter 11 Cases.

Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors and debtors-in-possession.

B.	“First Day” Motions and Related Applications

On the Petition Date, the Debtors filed a number of “first-day” motions and applications designed to ease the Debtors’ transition into chapter 11, maximize the Debtors’ assets and minimize the effects of the commencement of the Chapter 11 Cases.9 On October 16, 2013, the Court entered orders providing various first-day relief, including:

(i)       authorizing the Debtors to use cash collateral and grant adequate protection to the Senior Secured Noteholders (final order entered December 13, 2013) [Docket No. 250];

(ii)       authorizing the Debtors to continue use of their existing cash management system and bank accounts, business forms and deposit and investment practices; pay related prepetition obligations; continue intercompany transactions; and accord administrative expense priority status to all postpetition intercompany claims (final order entered November 19, 2013) [Docket No. 155];

(iii)       authorizing the Debtors to pay prepetition wages, commissions and employee benefits; and continue certain employee benefit programs in the ordinary course (final order entered November 19, 2013) [Docket No. 157];

(iv)       enforcing the “automatic stay” protections of 11 U.S.C. § 362 and the bankruptcy termination provisions of 11 U.S.C. § 365 [Docket No. 39];

(v)       authorizing the Debtors to honor certain prepetition obligations to customers; continue customer programs; and pay Medicaid, Medicare and other obligations (final order entered November 19, 2013) [Docket No. 158];

(vi)       authorizing the Debtors to maintain existing insurance policies; pay all insurance obligations arising thereunder; and renew, revise, extend, supplement, change or enter into new insurance policies [Docket No. 41];

(vii)       authorizing the Debtors to pay certain prepetition taxes and related obligations [Docket No. 44];

(viii)       establishing procedures for resolving objections by utility companies and prohibiting utility companies from altering, refusing or discontinuing service (final order entered November 19, 2013) [Docket No. 160]; and

(ix)       extending the deadline for the Debtors to file their schedules of assets and liabilities and statements of financial affairs [Docket No. 36].

[9]	In addition to the “first-day” motions, the Debtors filed certain other motions that are described more fully herein.

C.	Retention of Professionals and Appointment of the Committee

1.	Retention of Debtors’ Professionals

By Orders entered November 19, 2013, the Debtors were authorized to retain (i) Skadden, Arps, Slate, Meagher & Flom LLP as their bankruptcy counsel [Docket No. 161], (ii) Cole, Schotz, Meisel, Forman & Leonard, P.A. as their bankruptcy co-counsel [Docket No. 153], and (iii) Lazard Freres & Co. LLC as their investment bankers [Docket No. 154]. By order entered December 3, 2013 [Docket No. 196], the Debtors were authorized to retain Kramer Levin Naftalis & Frankel LLP as their special intellectual property counsel.

The Debtors also were authorized to retain certain professionals utilized by the Debtors in the ordinary course of business prior to the Petition Date pursuant to an order [Docket No. 156] entered by the Court on November 19, 2013.

2.	Retention of Claims and Noticing Agent and Administrative Agent

By order entered on October 16, 2013 [Docket No. 38], the Court authorized the Debtors to retain the Garden City Group, Inc. (“GCG” or the “Voting Agent”) as their claims and noticing agent in the Chapter 11 Cases. By order entered November 19, 2013 [Docket No. 162], the Court also authorized the Debtors to retain GCG as their administrative agent in the Chapter 11 Cases.

3.	Appointment of Committee and Retention of Committee Professionals

On October 24, 2013, the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an Official Committee of Unsecured Creditors in the Chapter 11 Cases (the “Committee”) pursuant to section 1102(a) of the Bankruptcy Code [Docket No. 81]. The members of the Committee are: (i) Faith D. Ottery, M.D., PhD., (ii) Riverside Contracting, LLC, and (iii) CSC Trust Company of Delaware.

By orders entered December 11, 2013, the Committee was authorized to retain (i) Stroock & Stroock & Lavan LLP as its counsel [Docket No. 231], (ii) Pachulski Stang Ziehl & Jones LLP (“Pachulski Stang”) as its co-counsel and conflicts counsel [Docket No. 232], and (iii) Mesirow Financial Consulting, LLC as its financial advisor [Docket No. 236].

D.	Significant Events During the Chapter 11 Cases

In addition to the first-day relief sought and received in the Chapter 11 Cases, the Debtors have sought and received authority with respect to various matters designed to assist in the administration of the Chapter 11 Cases and to maximize the value of the Debtors’ estates. Material events since the commencement of the Chapter 11 Cases are summarized below and include:

1.	Use of Cash Collateral

Substantially all of the Debtors’ cash, including cash and other amounts on deposit or maintained by the Debtors in any account and any cash proceeds of the disposition of any

Prepetition Collateral, is cash collateral of the holders of the Senior Secured Notes (the “Senior Secured Noteholders” and, together with the Collateral Agent and the indenture trustee for the Senior Secured Notes, the “Prepetition Secured Parties”) within the meaning of section 363(a) of the Bankruptcy Code (the “Cash Collateral”).

The Debtors did not have sufficient available sources of working capital and financing to carry on the operation of their business without the use of the Cash Collateral. Accordingly, on the Petition Date, among other first-day relief sought, the Debtors filed the Debtors’ Motion For Interim And Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363, 507(b), Fed. R. Bankr. P. 4001, 6004(h), 7062 And 9014 And Del. Bankr. L.R. 4001-2 (I) Authorizing The Debtors To Use Cash Collateral, (II) Granting Adequate Protection To Prepetition Secured Noteholders, And (III) Scheduling Final Hearing Pursuant To Fed. R. Bankr. P. 4001(B) [Docket No. 16] (the “Cash Collateral Motion”). By this motion, the Debtors sought authority to use the Cash Collateral for general and administrative expenses related to the Debtors’ operation of their businesses and in the ordinary course of the administration of the Chapter 11 Cases and to provide adequate protection to the Prepetition Secured Parties in the form of a cash payment, adequate protection liens, superpriority claims for the adequate protection obligations, payment of fees and expenses, certain information rights and certain repayment obligations related to Sale proceeds.

As referenced above, on October 16, 2013, the Court entered an order [Docket No. 43] (the “Interim Cash Collateral Order”) approving the relief requested in the Cash Collateral Motion on an interim basis.

On November 25, 2013, the Committee filed an objection to entry of a final cash collateral order [Docket No. 178] (the “Cash Collateral Objection”). By its Objection, the Committee raised a number of issues with the proposed forms of adequate protection set forth in the Interim Cash Collateral Order. The Committee also asserted that it needed additional time and an increased budget in order to investigate a variety of potential causes of action with respect to the validity and extent of the Prepetition Liens and Prepetition Collateral (the “Potential Causes of Action”). For example, the Committee alleged that it was investigating whether the May 2012 Exchange Transaction, pursuant to which the Debtors issued the Senior Secured Notes, may have constituted a constructive fraudulent conveyance, and therefore whether any of the Prepetition Liens granted in favor of the Prepetition Secured Parties may be subject to avoidance. The Committee also stated that it had identified certain material assets that it believed were not part of the Prepetition Collateral and therefore such assets (or the value attributable thereto) should be available for distribution to unsecured creditors.

The Debtors and the Unofficial Committee of Senior Secured Noteholders vigorously disputed the Committee’s assertion that the Prepetition Liens may be subject to avoidance or that any of the Debtors’ material assets are not part of the Prepetition Collateral.

Both before and after the Committee filed its formal Cash Collateral Objection, the Debtors, the Committee and the Unofficial Committee of Senior Secured Noteholders (collectively, the “Settlement Parties”) worked in good faith to address the concerns raised by the Committee regarding the Cash Collateral Motion and the Debtors’ use of Cash Collateral. On December 10, 2013, the Debtors announced through a press release that the Settlement Parties had reached a consensual resolution of the Cash Collateral Objection and an agreement in principle with respect to the Debtors’ use of Cash Collateral, subject to the implementation of a global settlement (the “Global Settlement”) among the parties.

On December 13, 2013, the Court entered the Final Provisional Order Under 11 U.S.C. §§ 105, 361, 362, 363, 507(b), Fed. R. Bankr. P. 4001, 6004(h), 7062, And Del. Bankr. L.R. 4001-2 (I) Authorizing The Debtors To Use Cash Collateral, (II) Granting Adequate Protection To Prepetition Secured Noteholders, And (III) Granting Related Relief [Docket No. 250] (the “Final Cash Collateral Order”). The Committee agreed to the entry of the Final Cash Collateral Order subject to the implementation of the Global Settlement, the principal terms of which were described in the Final Cash Collateral Order, and are discussed in the following section. The Settlement Parties agreed that the Global Settlement would be formalized for approval by the Court pursuant to a motion to compromise under Bankruptcy Rule 9019 and/or a plan of reorganization or liquidation.

The Final Cash Collateral Order provided that any party in interest objecting to the entry of such order was required to file and serve a written objection by December 27, 2013. No objection to entry of the Final Cash Collateral Order was filed or served.

Pursuant to the terms of the Final Cash Collateral Order, the Collateral Agent currently is holding $2 million in a segregated account (as defined in the Final Cash Collateral Order, the “Buffer Amount”), in trust for the Prepetition Secured Parties. The Buffer Amount will remain in this segregated account until the Effective Date, and on or after the Effective Date the Collateral Agent will distribute the Buffer Amount to the Senior Secured Noteholders, as authorized by the Confirmation Order.

2.	Global Settlement with Committee

As discussed above, the Debtors and the Unofficial Committee of Senior Secured Noteholders vigorously disputed the allegations made by the Committee in the Cash Collateral Objection. Nevertheless, litigating the Cash Collateral Objection or any of the Potential Causes of Action would have been costly and time-consuming. In addition, the Debtors’ management and professionals would have had to devote substantial resources to prepare for a contested Cash Collateral hearing at the same time that such individuals were focusing all of their attention on the Sale process and, in particular, on generating a robust auction. Given the disruption and delay that likely would have ensued had the Debtors decided to litigate the Cash Collateral Objection, and in light of the critical importance of the auction in maximizing creditor recoveries, the Settlement Parties determined that it was in the best interests of all of the Debtors’ stakeholders to settle the Potential Causes of Action and related issues that the Committee raised in its Cash Collateral Objection.

By motion filed on January 15, 2014 [Docket No. 336] (the “Global Settlement Motion”), the Settlement Parties sought approval by the Court of the Global Settlement. The Global Settlement was approved by the Court by order entered on February 5, 2014 [Docket No. 367], and the Global Settlement became effective in accordance with its terms on February 6, 2014.

Under the Global Settlement, the Settlement Parties agreed to support the consummation of a chapter 11 liquidating plan (the “Liquidating Plan”) that embodied the terms of the Global Settlement and contained full and complete releases and exculpation provisions for the benefit of each of the Settlement Parties and U.S. Bank National Association (in its capacity as indenture trustee and collateral agent) (together with each of their respective officers, directors, employees, agents, financial advisors and legal advisors) and each member of the Committee, all to the maximum extent permitted under applicable law. Under the Global Settlement, the Liquidating Plan was required to provide for, among other things, the distribution of certain assets (as defined below, the “GUC Assets”) to creditors holding Allowed General Unsecured Claims against the Debtors the (“General Unsecured Creditors”).

The Global Settlement provides that, in the event the effective date of the Liquidating Plan (the “Plan Effective Date”) does not occur on or before June 30, 2014, or such later date agreed by the Settlement Parties, the Settlement Parties will create an unsecured creditor vehicle or similar trust structure to facilitate the distribution of the GUC Assets to General Unsecured Creditors, which structure would be negotiated in good faith by the Settlement Parties (the “Alternative Trust Structure”).

The Global Settlement provides for various consideration to be transferred to or for the benefit of General Unsecured Creditors, the indenture trustee under the Convertible Notes (the “Convertible Notes Indenture Trustee”) and the professionals employed by the Committee:

(i)	$2,525,000 in cash, which includes $1,950,000 to be held for the benefit of General Unsecured Creditors (such payment, the “GUC Cash”) and $575,000 to be held for the benefit of professionals retained by the Committee, for payment of fees and expenses incurred by such professionals that are approved by order of the Court (the “Committee Professional Fee Cash”);

(ii)	$100,000 in cash to be held for the benefit of the Convertible Notes Indenture Trustee, to pay fees and expenses (including the fees of counsel) incurred by the Convertible Notes Indenture Trustee (the “Convertible Notes Trustee Payment”);

(iii)	All proceeds received by the Debtors or the Collateral Agent from or on account of the CVS Litigation or the accounts receivable which are the subject of the CVS Litigation, which amounts will be held for the benefit of General Unsecured Creditors (the “CVS Litigation Proceeds”);

(iv)	All right, title and interest in the CVS Litigation and the CVS Litigation Proceeds, which will be transferred to a liquidating trust to be created under the Liquidating Plan for the benefit of General Unsecured Creditors;

(v)	All claims and causes of action arising under chapter 5 of the Bankruptcy Code (but excluding any claims or causes of action that may exist against the Prepetition Secured Parties or with respect to the Prepetition Collateral), and the proceeds thereof (the “Avoidance Action Assets” and, together with the GUC Cash, the CVS Litigation and the CVS Litigation Proceeds, the “GUC Assets”), which will be transferred to the liquidating trust to be created under the Liquidating Plan for the benefit of General Unsecured Creditors;

(vi)	$25,000 per month, incurred during the period beginning on January 1, 2014 through the dissolution of the Committee, for payment of the Court-approved fees and expenses of the Committee’s Delaware counsel, Pachulski Stang (such amounts, the “Committee Delaware Counsel Permitted Fees”); and

(vii)	the waiver by Prepetition Secured Parties of their right to receive a distribution from the GUC Assets on account of their unsecured deficiency claims, and also of their Adequate Protection Liens and 507(b) Claims (both as defined in the Final Cash Collateral Order).

The Global Settlement also provides that the GUC Assets and the Convertible Notes Trustee Payment will only be distributed pursuant to a confirmed liquidating plan or the Alternative Trust Structure. Moreover, the Committee Professional Fee Cash and the Committee Delaware Counsel Permitted Fees will be distributed to Committee professionals consistent with the terms of the interim compensation procedures approved by the Court.

Finally, the Global Settlement provides that Committee professionals are entitled to reimbursement from the proceeds of the liquidating trust on a first-out basis for the balance of the fees or expenses of the Committee professionals in excess of the Committee Professional Fee Cash and the Committee Delaware Counsel Permitted Fees.

3.	Sale to Crealta Pharmaceuticals LLC

On the Petition Date, the Debtors filed a motion [Docket No. 17] (the “Sale and Bidding Procedures Motion”) seeking entry of an order (the “Bidding Procedures Order”) (i) approving the proposed auction and bidding procedures (the “Bidding Procedures”) for the potential sale of substantially all of the Debtors’ assets pursuant to the USWM Acquisition Agreement; (ii) approving the bid protections, including a break-up fee and reimbursement of expenses; (iii) establishing procedures for the assumption and assignment of executory contracts and unexpired leases, including notice of proposed cure amounts; (iv) approving the form and manner of notice of all procedures, protections, schedules and agreements; and (v) scheduling a hearing (the “Sale Hearing”) to approve such sale (the “Sale”).

On November 4, 2013, the Court entered the Bidding Procedures Order [Docket No. 110]. Pursuant to the Bidding Procedures Order, if the Debtors received one or more qualified bids, an auction would be conducted for the sale of the Debtors’ assets (the “Auction”), beginning on December 10, 2013. Four qualified bids were received.

The Debtors and their professionals conducted the Sale process in compliance with the Bidding Procedures Order and, on December 10, 2013, conducted the Auction where the proposed purchase price under the USWM Acquisition Agreement more than doubled, with the winning bid being made by Crealta. The Debtors and Crealta entered into an acquisition agreement (the “Crealta Acquisition Agreement”) through which Crealta agreed to acquire substantially all of the assets of the Debtors for gross proceeds of approximately $120.4 million. The Debtors determined that the bid submitted by Crealta and memorialized by the Crealta Acquisition Agreement was the highest and best bid for the Debtors’ assets and, therefore, that Crealta was the Successful Bidder (as defined in the Bidding Procedures).

A hearing to approve the Sale was held on December 13, 2013, and, on the same date, the Court entered an order [Docket No. 251] approving the Sale to Crealta. The Sale was consummated on January 9, 2014.

4.	Liquidation of Irish Non-Debtor Affiliates

As set forth above, the Debtor SPI is the parent of its wholly-owned, non-Debtor Irish subsidiaries Savient Pharma Ireland Limited (as defined above, “SPIL”) and Savient International Limited (as defined above, “SIL”).

As of the Petition Date, SPIL was insolvent and had few assets. In particular, as of the Petition Date, SPIL had approximately €31,410 (approximately $42,670 as of the Petition date) in cash and an anticipated receivable of approximately €5,280 (approximately $7,160 as of the Petition date) for value-added-tax tax reimbursement. Aside from these assets, the Debtors believe the most valuable asset that SPIL held was an authorization from the EU to market KRYSTEXXA in the EU (as defined above, the “MA”), which US WorldMeds, and later Crealta, proposed to purchase from SPIL (or a liquidator of SPIL) for $10,000 in connection with the Sale. The Debtors understand that the liquidator of SPIL and Crelta have not reached an agreement regarding the ultimate terms of sale of the MA.

As set forth above, notwithstanding obtaining the MA, the Debtors and SPIL had been unable to secure a commercially-viable partnership or collaboration opportunity to commercialize KRYSTEXXA in the EU and begin marketing the drug. SPIL, therefore, has had no income, and has relied on approximately $15,487,122 in intercompany loans from SPI to meet its operational expenses (which were approximately $400,000 per month as of the Petition Date). In addition, SPIL is a guarantor of the Senior Secured Notes, and its guarantee obligations were accelerated as a result of the filing of the Chapter 11 Cases. In light of the foregoing and insofar as the only means of maintaining SPIL was through further intercompany loans by the Debtors that had virtually no prospect of being repaid, the Debtors determined that an orderly liquidation of SPIL under Irish law was in the best interests of the Debtors and all parties in interest.

SPI is also the sole member and shareholder of SIL. As of the Petition Date, SIL had no assets, operations or income, but had Irish withholding tax liabilities in the approximate amount between €2,746 (approximately $3,720 as of the Petition date) and €6,591 (approximately $8,930 as of the Petition date). Because SIL offers no value to the Debtors, the Debtors determined that an orderly liquidation of SIL under Irish law was in the best interests of the Debtors and all parties in interest.

On the Petition Date, shortly following the filing of the Chapter 11 Cases, the boards of directors of each of SPIL and SIL were convened and resolutions were approved recommending to SPI, as the sole shareholder of each of SPIL and SIL, that (a) neither SPIL nor SIL, by reason of their respective liabilities, continue to trade, (b) both companies be wound-up under the laws of Ireland and (c) a liquidator be appointed for each company for the purpose of such winding up.

Consequently, on October 14, 2013, the Debtors filed a motion [Docket No. 14] seeking entry of an order authorizing the Debtors to take such actions (including voting stock, passing shareholder resolutions or taking other actions) that would be desirable or necessary (i) to commence the voluntary liquidation under Irish law (the “Irish Voluntary Liquidation”) of their non-Debtor Irish subsidiaries or affiliates (as applicable), and (ii) in connection with the Irish Voluntary Liquidation (including with respect to the appointment of liquidators or otherwise to the Irish Non-Debtor Affiliates). On November 4, 2013, the Court entered an order [Docket No. 109] granting such relief.

On November 24, 2013, SPI, as sole shareholder of the SPIL and SIL, passed special resolutions resolving that its Irish subsidiaries be wound up voluntarily, and Mr. Michael McAteer of Grant Thornton be appointed as liquidator of the companies. Then, on November 25, 2013, meetings of the creditors of both SPIL and SIL were held, and the appointment of Mr. McAteer as liquidator of the companies was confirmed. The liquidator currently is in the process of negotiating the sale of the MA to Crealta.

5.	Global Settlement With Respect to Corporate Headquarters Lease

On December 18, 2013, the Debtors filed a motion [Docket No. 275] seeking entry of an order approving a global settlement agreement with Piedmont – Multi-State Owner, LLC (“Piedmont”), the lessor of the Debtors’ corporate headquarters in Bridgewater, New Jersey. By the motion, the Debtors sought to (i) reject the Debtors’ lease with Piedmont for its corporate headquarters located at 400 Crossing Boulevard, Bridgewater, New Jersey; (ii) fix and allow Piedmont’s claims against the Debtors, and permit Piedmont to draw down on a $1.3 million letter of credit being held by Piedmont to secure the Debtors’ performance under the headquarters lease; (iii) abandon to Piedmont certain personal property located at the leased premises; and (iv) enter into a new short-term license agreement with Piedmont to continue to use and occupy a portion of the leased premises for a brief wind-down period following rejection of the lease. On January 6, 2014, the Court entered an order [Docket No. 305] approving the settlement agreement.

6.	Executory Contracts and Personal Property Leases

Prior to the Petition Date, the Debtors entered into hundreds of contracts and leases in connection with the operation of their business, including service, purchase, distribution and other miscellaneous contracts and non-residential real property leases. The Debtors, with the assistance of their advisors, are continuing to review, evaluate and identify those contracts and leases that were excluded from the Sale, no longer benefit the Debtors’ business operations and are burdensome to the Debtors’ estates.

On November 13, 2013, the Debtors’ filed their first omnibus motion [Docket No. 130] seeking entry of an order authorizing the Debtors to reject certain executory contracts effective as of the date of the filing of the motion. The Court entered an order [Docket No. 195] approving the motion on December 3, 2013.

On December 16, 2013, the Debtors filed a motion [Docket No. 261] (the “Rejection Procedures Motion”) seeking entry of an order authorizing and approving expedited procedures for the rejection of executory contracts and unexpired leases. On January 6, 2014, the Court entered an order [Docket No. 303] approving the rejection procedures set forth in the Rejection Procedures Motion.

On January 31, 2014, the Debtors filed a notice [Docket No. 357] of their intent to reject various executory contracts and unexpired leases, effective as of the date of filing of the notice, pursuant to the rejection procedures set forth in the Rejection Procedures Motion. Among other contracts, the Debtors sought pursuant to the notice to reject the co-promotion agreement with Sobi for the sale of Kineret in the U.S. The Court entered an order [Docket No. 439] approving such rejections on February 27, 2014.

7.	The Claims Process

a.	Schedules and Statements

On November 26, 2013, the Debtors filed their Schedules of Assets and Liabilities [Docket Nos. 181 and 183] (the “Schedules”) and Statements of Financial Affairs [Docket Nos. 182 and 184] (the “Statements” and, together with the Schedules, the “Schedules and Statements”). Among other things, the Schedules and Statements set forth the claims of known creditors against the Debtors as of the Petition Date, based upon the Debtors’ books and records. The Debtors retain the right to amend the Schedules and Statements during the pendency of the Chapter 11 Cases.

b.	Bar Date Order

On December 3, 2013, the Court entered an order [Docket No. 197] (the “Bar Date Order”) establishing the following deadlines for filing claims against the Debtors (the “Bar Dates”):

General Bar Date. Each person or entity (including, without limitation, each individual, partnership, joint venture, corporation, limited liability company, estate, trust or governmental unit) holding or asserting a claim against one or more of the Debtors that arose (or is deemed to have arisen) on or before the Petition Date (including any claims arising under section 503(b)(9) of the Bankruptcy Code) was required to file a proof of claim form so that it was actually received by GCG on or before January 17, 2014 at 4:00 p.m. (Eastern Time) (the “General Bar Date”). Approximately 400 claims against the Debtors had been timely filed as of the General Bar Date.

Governmental Bar Date. Each governmental unit holding or asserting a claim against one or more of the Debtors that arose (or is deemed to have arisen) on or before the Petition Date must file a proof of claim form so that it is actually received by GCG on or before April 14, 2014 at 4:00 p.m. (Eastern Time) (the “Governmental Bar Date”).

Employee Bar Date. All individuals employed by the Debtors as of the Petition Date (collectively, the “Postpetition Employees”) holding or asserting a claim against one or more of the Debtors that arose (or is deemed to have arisen) on or before the Petition Date must file a proof of claim form so that it is actually received by GCG on or before February 28, 2014 at 4:00 p.m. (Eastern Time) (the “Employee Bar Date”).

Amended Schedules Bar Date. If the Debtors amend their Schedules to change the amount, nature, classification or characterization of a claim, or to schedule a new claim, the affected claimant may dispute the amount, nature, classification or characterization of the scheduled claim by filing a proof of claim form with respect to the scheduled claim, so that the proof of claim form is actually received by GCG on or before the later of (i) the General Bar Date or (ii) twenty-one (21) days from the date notice is served alerting the affected creditor of the applicable amendment to the Schedules (the “Amended Schedules Bar Date”).

Rejection Bar Date. If the Debtors reject pursuant to section 365 of the Bankruptcy Code any executory contract or unexpired lease, each person or entity holding or asserting a claim arising from such rejection must file a proof of claim form so that it is actually received by GCG on or before the later of (i) the General Bar Date or (ii) thirty (30) days after entry of any order authorizing the rejection of an executory contract or unexpired lease (the “Rejection Bar Date”).

Administrative Claims Bar Date. All persons and entities holding a claim arising under sections 503(b)(1) through (8) and 507(a)(2) of the Bankruptcy Code (each, an “Administrative Claim”) against the Debtors that may have arisen, accrued or otherwise become due and payable at any time on and subsequent to the Petition Date but on or before December 31, 2013 (the “Initial Administrative Claims Period”), must file a request for payment of administrative claim so that it is actually received by GCG on or before February 18, 2014 at 4:00 p.m. (Eastern Time) (the “Initial Administrative Claims Bar Date”). Postpetition Employees asserting Administrative Claims for postpetition wages, salaries, commissions, vacation pay and/or severance are not subject to the Initial Administrative Claims Bar Date.

On February 5, 2014, the Court entered an order [Docket No. 368] establishing a supplemental bar date for the filing of Administrative Claims that were not subject to the Initial Administrative Claims Bar Date. Specifically, the Court established March 21, 2014 at 4:00 p.m. (Eastern Time) (the “Supplemental Administrative Claims Bar Date”), as the deadline to file Administrative Claims in the Chapter 11 Cases for (i) Postpetition Employees that hold Administrative Claims against the Debtors that may have arisen, accrued or otherwise become due and payable at any time on and subsequent to the Petition Date but on or before February 28, 2014, and (ii) all persons and entities that were not Postpetition Employees and that hold Administrative Claims against the Debtors that may have arisen, accrued or otherwise become due and payable at any time on and subsequent to January 1, 2014 but on or before February 28, 2014. Any Postpetition Employee that (i) holds Administrative Claims for postpetition vacation and/or severance pay and (ii) agrees with the amount of his or her claim as set forth in written correspondence sent to such individual by the Debtors, is not subject to the Supplemental Administrative Claims Bar Date.

c.	Claims Objections

The Debtors and their professionals are investigating claims filed against the Debtors to determine the validity of such claims and anticipate filing objections to claims that are filed in improper amounts or classifications, or are otherwise subject to objection under the Bankruptcy Code or other applicable law. As of the filing of this Disclosure Statement, the Debtors have filed four omnibus objections to claims [Docket Nos. 371, 372, 375, 445].

8.	De Minimis Asset Sale Procedures

To facilitate the sale of assets and to minimize unnecessary administrative expenses, the Debtors filed a motion on November 22, 2013 [Docket No. 170] seeking to establish procedures to streamline the sale of any assets for aggregate consideration under a certain dollar threshold (the “De Minimis Assets”) and to permit such sales to be consummated without need for the filing of additional motions with the Court. The Court entered an order on December 17, 2013 [Docket No. 264] (the “De Minimis Asset Sale Order”) establishing procedures (the “De Minimis Asset Sale Procedures”) permitting the sale of the De Minimis Assets in any individual transaction or series of related transactions to a single buyer or group of related buyers with an aggregate selling price of $50,000 or less. Absent written objection in accordance with the requirements of the De Minimis Asset Sale Procedures, the applicable Debtor is authorized to consummate the proposed sale in accordance with the terms of the underlying contract(s) or other document(s), after entry of an order approving such sale, which proposed order will be submitted by the Debtors to the Court under certification of counsel upon expiration of the applicable objection deadline. Any such transaction(s) will be free and clear of all liens, claims, interests and encumbrances (collectively, the “Liens”), with such Liens attaching only to the sale proceeds with the same validity, extent and priority as had attached to the De Minimis Assets immediately prior to such sale.

On January 6, 2014, the Debtors filed a notice [Docket No. 302] pursuant to the De Minimis Asset Sale Procedures of their intent to sell computer, phone and other electronic equipment to employees. There were no objections to the proposed sales to employees, and the Court entered an order [Docket No. 332] approving the sale transactions on January 14, 2013. The sales authorized by the Court’s January 14, 2014 order yielded $23,290 in proceeds for the Debtors’ estates, which proceeds have been transferred to the Collateral Agent as required under the Final Cash Collateral Order.

9.	The Retention of Wind Down Team

As discussed above, following closing of the Sale, the Debtors continued their operations with a core group of ten employees to ensure the timely transition and transfer of the Debtors’ assets to Crealta. Recognizing that most of the necessary transition activities would be complete by January 31, 2014, the Debtors filed a motion [Docket No. 265] for entry of an order authorizing the employment and retention of a more limited group of wind down personnel to (i) finalize the orderly transition of the Debtors’ business to Crealta, (ii) conduct the subsequent plan and claims resolution processes and (iii) perform various other necessary wind down activities. On January 6, 2014, the Court entered an order [Docket No. 304] approving the motion and authorizing the Debtors to retain a small team consisting of four full-time employees and three part-time consultants (the “Wind Down Team”) to conduct these wind down activities.

Upon consummation of the Sale, all of SPI’s directors, except for Stephen Jaeger, the Chairman of SPI’s Board, resigned. Mr. Jaeger has agreed to remain on the Board through the effective date of the Plan, and exercises ultimate oversight for the Debtors’ post-Sale and wind down activities.

10.	Extension of Time to Remove Actions

As of the Petition Date, the Debtors were party to certain judicial and/or administrative proceedings in various courts and/or administrative agencies (collectively, the “Actions”). Some of the Actions may be subject to removal to the Court pursuant to 28 U.S.C. § 1452, which applies to claims relating to bankruptcy cases. Although the Debtors may find it appropriate and beneficial to remove certain of the Actions to federal court, the Debtors had not completed their analysis with respect to desirability or feasibility of removing the Actions as of early January 2014. As such, on January 10, 2014, the Debtors filed a motion [Docket No. 324] seeking to extend the January 12, 2014 removal deadline by 150 days. On February 5, 2014, the Court entered an order [Docket No. 369] extending the removal deadline through and until June 11, 2014.

11.	Extension of Exclusive Periods

Section 1121(b) of the Bankruptcy Code provides for an initial 120-day period after the Petition Date within which a debtor has the exclusive right to file a chapter 11 plan (the “Plan Period”). Section 1121(c) of the Bankruptcy Code further provides for an initial 180-day period after the Petition Date within which a debtor has the exclusive right to solicit and obtain acceptances of a plan filed by the debtor during the Plan Period (the “Solicitation Period” and, together with the Plan Period, the “Exclusive Periods”). In accordance with section 1121, the Debtors’ Plan Period initially was set to expire on February 11, 2014, and the Solicitation Period is set to expire on April 12, 2014. On February 4, 2014, the Debtors filed a motion [Docket No. 365] seeking to extend the Exclusive Periods by approximately 90 days. The Court entered an order [Docket No. 420] approving the motion on February 21, 2014.

ARTICLE IV

SUMMARY OF PLAN

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY AND IS SUBJECT TO THE PLAN AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN. THE PLAN IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN. REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN. UPON OCCURRENCE OF THE EFFECTIVE DATE, THE PLAN AND ALL SUCH DOCUMENTS SHALL BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND THEIR ESTATES AND ALL OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN, THE LIQUIDATING TRUST AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN, THE LIQUIDATING TRUST AGREEMENT AND SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A.	Classification and Treatment of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with section 1123 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which pursuant to section 1123(a)(1) of the Bankruptcy Code need not be and have not been classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in, the Debtors (except for certain claims classified for administrative convenience) into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Bankruptcy Code also requires that a plan provide the same treatment for each claim or interest of a particular class unless the claim holder or interest holder agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with such standard. If the Court finds otherwise, however, it could deny confirmation of the Plan if the

Claimholders and Interest Holders affected do not consent to the treatment afforded them under the Plan.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim also is placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code and applicable case law. It is possible that a holder of a Claim or Interest may challenge the Debtors’ classification of Claims and Interests and that the Court may find that a different classification is required for the Plan to be confirmed. If such a situation develops, the Debtors intend, in accordance with the terms of the Plan, to make such permissible modifications to the Plan as may be necessary to permit its confirmation. Any such reclassification could adversely affect holders of Claims by changing the composition of one or more Classes and the vote required of such Class or Classes for approval of the Plan. UNLESS SUCH MODIFICATION OF CLASSIFICATION MATERIALLY ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM OR INTEREST PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN’S TREATMENT OF SUCH HOLDER OF A CLAIM REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

The amount of any Impaired Claim that ultimately is Allowed by the Court may vary from any estimated Allowed amount of such Claim and, accordingly, the total Claims that are ultimately Allowed by the Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of property that ultimately will be received by a particular Holder of an Allowed Claim may be adversely or favorably affected by the aggregate amount of Claims Allowed in the applicable Class.

The classification of Claims and Interests and the nature of Distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Court must find, however, that a number of statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Court.

1.	Unclassified Claims

a.	Administrative Claims

An Administrative Claim means a Claim for payment of an administrative expense of a kind specified in sections 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority in payment under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises) and Claims by Governmental Units for taxes accruing after the Petition Date (but excluding Claims related to taxes accruing on or before the Petition Date); (b) Professional Fee Claims; (c) all fees and charges assessed against the Estates under 28 U.S.C. § 1930; (d) obligations designated as Administrative Claims pursuant to an order of the Court; and (e) Claims under section 503(b)(9) of the Bankruptcy Code.

On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, a Holder of an Allowed Administrative Claim (other than a Professional) will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim or (b) such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, shall agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto (x) on or prior to the Effective Date, by the Debtors, and (y) after the Effective Date, by the Disbursing Agent. Any payments made by the Liquidating Trust on account of Allowed Administrative Claims will be paid solely from the Administrative Claims Reserve.

b.	Priority Tax Claims

A Priority Tax Claim means any Claim accorded priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, a Holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Tax Claim or (b) such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, have agreed upon in writing. Any payments made by the Liquidating Trust on account of Allowed Priority Tax Claims will be paid solely from the Administrative Claims Reserve.

2.	Unimpaired Claims

a.	Class 1: Miscellaneous Secured Claims

A Miscellaneous Secured Claim means a Claim, other than a Senior Secured Noteholder Claim, (a) that is secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or (b) that is subject to setoff under section 553 of the Bankruptcy Code and such right of setoff has been asserted by the holder of such right prior to the Confirmation Date in a properly filed motion for relief from the automatic stay, to the extent of the value of the Claimholder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Miscellaneous Secured Claim becomes an Allowed Miscellaneous Secured Claim, a Holder of an Allowed Miscellaneous Secured Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Miscellaneous Secured Claim, (a) Cash from the Debtors equal to the value of such Allowed Miscellaneous Secured Claim, (b) a return of the Holder’s Collateral securing the Miscellaneous Secured Claim, (c) such treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be rendered Unimpaired or (d) such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, have agreed upon in writing.

Any Holder of a Miscellaneous Secured Claim will retain its Lien in the Collateral or the proceeds of the Collateral (to the extent that such Collateral is sold by the Debtors or the Liquidating Trustee free and clear of such Lien) to the same extent and with the same priority as such Lien held as of Petition Date until such time as (A) the Holder of such Miscellaneous Secured Claim (i) has been paid Cash equal to the value of its Allowed Miscellaneous Secured Claim, (ii) has received a return of the Collateral securing the Miscellaneous Secured Claim or (iii) has been afforded such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, have agreed upon in writing; or (B) such purported Lien has been determined by an order of the Court to be invalid or otherwise avoidable.

b.	Class 2: Priority Non-Tax Claims

A Priority Non-Tax Claim means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, a Holder of an Allowed Priority Non-Tax Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Non-Tax Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Non-Tax Claim or (b) such other treatment as to which such Holder and the Debtors or the Liquidating Trustee, as applicable, have agreed upon in writing. Any payments made by the Liquidating Trust on account of Allowed Priority Non-Tax Claims will be paid solely from the Administrative Claims Reserve.

3.	Impaired Claims

a.	Class 3: Senior Secured Noteholder Claims

A Senior Secured Noteholder Claim means, individually, a Claim of a holder of the Senior Secured Notes arising under or as a result of such notes and, collectively, the Claims of all such holders arising under or as a result of such notes, which Claims will be deemed Allowed by the Plan in the aggregate amount of $147,533,716 as of the Effective Date.

On the Effective Date, each holder of Senior Secured Notes on account of its Allowed Senior Secured Noteholder Claim will have the right to receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Senior Secured Noteholder Claim, Pro Rata shares of (i) the Final Cash Sweep Proceeds, (ii) any Cash from the Professional Fee Reserve and Administrative Claim Reserve returned by the Liquidating Trustee to the Senior Secured Notes Trustee, and (iii) the net proceeds of the Remaining Assets, if any, if and when and to the extent that such assets are liquidated by the Senior Secured Notes Trustee in accordance with the Senior Secured Notes Indenture.

All amounts to be distributed under the Plan by the Debtors to Holders of Allowed Senior Secured Noteholder Claims will be distributed by the Debtors to the Senior Secured Notes Trustee for distribution in accordance with the Senior Secured Notes Indenture. The Senior Secured Notes Trustee will retain its lien upon all collateral securing the Senior Secured Noteholder Claims, except for the Liquidating Trust Assets and the Professional Fee Reserve and the Administrative Claims Reserve to the extent each of them may be depleted or distributed to other parties in accordance with the Plan. The fees and expenses of the Senior Secured Notes Trustee, to the extent not already paid, will be paid in Cash on the Effective Date by the Debtors. There will be no distribution to the holders of Senior Secured Notes or to the Senior Secured Notes Trustee from the Liquidating Trust on account of any Senior Secured Noteholder Deficiency Claim.

b.	Class 4: General Unsecured Claims

A General Unsecured Claim means a Claim against any or all of the Debtors that is not an Administrative Claim, Priority Tax Claim, Miscellaneous Secured Claim, Priority Non-Tax Claim, Senior Secured Noteholder Claim, Intercompany Claim, Subordinated 510(b) Claim or Subordinated 510(c) Claim.

On the Effective Date, each Holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, its Pro Rata share of the Liquidating Trust Interests; provided, however, that Senior Secured Noteholders will not be entitled to any Distribution on account of their Senior Secured Noteholder Deficiency Claim from the Liquidating Trust and, on the Effective Date, the Senior Secured Noteholder Deficiency Claim will be waived pursuant to the Plan.

All amounts to be distributed under the Plan by the Debtors to Holders of Allowed Convertible Noteholder Claims will be distributed by the Debtors to the Convertible Notes Trustee for distribution in accordance with the terms of the Convertible Notes Indenture and subject to the application of the charging lien of the Convertible Notes Trustee for payment of any unpaid fees and costs of the Convertible Notes Trustee.

As set forth in the Liquidating Trust Agreement, Distributions from the Liquidating Trust on account of Liquidating Trust Interests will be made from the Liquidating Trust Assets after paying, reserving against or satisfying, among other things, the operating and administrative expenses of the Liquidating Trust, including but not limited to all costs, expenses and obligations incurred by the Liquidating Trustee (or professionals who may be employed by the Liquidating Trustee in administering the Liquidating Trust) in carrying out their responsibilities under the Liquidating Trust Agreement, or in any manner connected, incidental or related thereto.

The Liquidating Trust Assets are comprised of the GUC Cash, the CVS Litigation claims and the proceeds thereof, the Avoidance Action Assets and the Liquidating Trust Funding Amount. The GUC Cash is equal to $1,950,000, and the Liquidating Trust Funding Amount is equal to $175,000.

c.	Class 5: Intercompany Claims

An Intercompany Claim means any Claim held by a Debtor against another Debtor, including, without limitation: (i) any account reflecting intercompany book entries by a Debtor with respect to another Debtor, (ii) any Claim not reflected in such book entries that is held by a Debtor against another Debtor, and (iii) any derivative Claim asserted by or on behalf of one Debtor against another Debtor.

In connection with, and as a result of, the substantive consolidation of the Debtors’ Estates and the Chapter 11 Cases, on the Effective Date, all Intercompany Claims will be eliminated and the Holders of Intercompany Claims will not be entitled to, and will not receive or retain, any property or interest in property on account of such Claims.

d.	Class 6: Subordinated 510(c) Claims

A Subordinated 510(c) Claim means any Claim (i) subordinated pursuant to section 510(c) of the Bankruptcy Code or (ii) for punitive or exemplary damages or for a fine or penalty, to the extent permitted by applicable law.

On the Effective Date, all Subordinated 510(c) Claims will be deemed eliminated, cancelled and/or extinguished and each Holder thereof will not be entitled to, and will not receive or retain, any property under the Plan on account of such Subordinated 510(c) Claims.

e.	Class 7: Subordinated 510(b) Claims

A Subordinated 510(b) Claim means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code, which will include any Claim arising from the rescission of a purchase or sale of any Old Common Shares, any Claim for damages arising from the purchase or sale of any Old Common Shares, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

On the Effective Date, all Subordinated 510(b) Claims will be deemed eliminated, cancelled and/or extinguished and each Holder thereof will not be entitled to, and will not receive or retain, any property under the Plan on account of such Subordinated 510(b) Claims.

4.	Interests

a.	Class 8: Interests

Interest means the legal interests, equitable interests, contractual interests, equity interests or ownership interests, or other rights of any Person in the Debtors, including all capital stock, stock certificates, common stock, preferred stock, partnership interests, limited liability company or membership interests, rights, treasury stock, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtors, partnership interests in the Debtors’ stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights, subscription rights and liquidation preferences, puts, calls, awards or commitments of any character whatsoever relating to any such equity, common stock, preferred stock, ownership interests or other shares of capital stock of the Debtors or obligating the Debtors to issue, transfer or sell any shares of capital stock whether or not certificated, transferable, voting or denominated stock or a similar security.

On the Effective Date, all Interests will be cancelled and each Holder thereof will not be entitled to, and will not receive or retain, any property or interest in property under the Plan on account of such Interests.

5.	Special Provision Regarding Unimpaired Claims

Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Court or any document or agreement enforceable pursuant to the terms of the Plan, nothing will affect the rights and defenses, both legal and equitable, of the Debtors and/or the Liquidating Trust with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

6.	Allowed Claims

Notwithstanding any provision in the Plan to the contrary, the Disbursing Agent will only make Distributions to Holders of Allowed Claims. No Holder of a Disputed Claim will receive any Distribution on account thereof until (and then only to the extent that) its Disputed Claim becomes an Allowed Claim. The Debtors and/or the Liquidating Trustee may, in their discretion, withhold Distributions otherwise due under the Plan to any Claimholder until the Claims Objection Deadline, to enable a timely objection thereto to be filed. Any Holder of a Claim that becomes an Allowed Claim after the Effective Date will receive its Distribution in accordance with the terms and provisions of the Plan and/or the Liquidating Trust Agreement, as applicable.

7.	Special Provisions Regarding Insured Claims

Distributions under the Plan to each Holder of an Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Insured Claim is classified; provided, however, that the maximum amount of any Distribution under the Plan on account of an Allowed Insured Claim will be limited to an amount equal to: (a) the applicable deductible or self-insured retention under the relevant insurance policy minus (b) any reimbursement obligations of the Debtors to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs); provided further, however, that, to the extent that a Claimholder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors, such Claimholder will have an Allowed General Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtor’s insurance policies. Nothing in this Section will constitute a waiver of any Cause of Action the Debtors may hold against any Person, including the Debtors’ insurance carriers, or is intended to, will or will be deemed to preclude any Holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to any Distribution such Holder may receive under the Plan; provided, however, that the Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.

The Plan will not expand the scope of, or alter in any other way, the obligations of the Debtors’ insurers under their policies, and the Debtors’ insurers will retain any and all defenses to coverage that such insurers may have. The Plan will not operate as a waiver of any other Claims the Debtors’ insurers have asserted or may assert in any Proof of Claim or the Debtors’ rights and defenses to such Proofs of Claim.

B.	Provisions Covering Distributions

1.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan or as ordered by the Court, all Distributions to be made on account of Claims that are Allowed Claims as of the Effective Date will be made on the Distribution Date by the Disbursing Agent. Distributions on account of Claims that first become Allowed Claims after the Effective Date will be made pursuant to the terms and conditions of the Plan and the Liquidating Trust Agreement. Notwithstanding any other provision of the Plan to the contrary, no Distribution will be made on account of any Allowed Claim or portion thereof that (i) has been satisfied after the Petition Date; (ii) is listed in the schedules as contingent, unliquidated, disputed or in a zero amount, and for which a Proof of Claim has not been timely filed; or (iii) is evidenced by a Proof of Claim that has been amended by a subsequently filed Proof of Claim.

2.	Disbursing Agent

The Disbursing Agent will make all Distributions required under the Plan, subject to the terms and provisions of the Plan and the Liquidating Trust Agreement, except that (i) Class 3 Distributions will be made to the Senior Secured Notes Trustee for further distribution to the holders of the Senior Secured Notes and (ii) Class 4 Distributions relating to the Convertible Notes will be made to the Convertible Notes Trustee for further distribution to the holders of the Convertible Notes. If the Disbursing Agent is an independent third party designated to serve in such capacity, such Disbursing Agent will receive, without further Court approval, reasonable compensation from the Liquidating Trust for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses. No Disbursing Agent will be required to give any bond or surety or other security for the performance of its duties. The Disbursing Agent will be authorized and directed to rely upon the Debtors’ books and records and the Liquidating Trust’s representatives and professionals in determining Allowed Claims not entitled to Distributions under the Plan in accordance with the terms and conditions of the Plan.

3.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.	Delivery of Distributions in General

Distributions to Holders of Allowed Claims will be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such Holders (or at the last known addresses of such Holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, after sufficient evidence of such addresses as may be requested by the Disbursing Agent is provided, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) at the addresses set forth in the other records of the Debtors or the Disbursing Agent at the time of the Distribution or (e) in the case of the Holder of a Claim that is governed by an agreement and is administered by an agent or servicer, at the addresses contained in the official records of such agent or servicer.

In making Distributions under the Plan, the Disbursing Agent may rely upon the accuracy of the Claims register maintained by the Claims Agent in the Chapter 11 Cases, as modified by any Final Order of the Court disallowing Claims in whole or in part.

b.	Undeliverable and Unclaimed Distributions

If the Distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further Distributions will be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address and such Holder provides sufficient evidence of such address as may be requested by the Disbursing Agent, at which time all missed Distributions will be made to such Holder without interest, subject to the time limitations set forth below. Amounts in respect of undeliverable Distributions made by the Disbursing Agent will be returned to the Disbursing Agent until such Distributions are claimed. The Disbursing Agent will segregate and, with respect to Cash, deposit in a segregated account designated as an unclaimed Distribution reserve undeliverable and unclaimed Distributions for the benefit of all such similarly-situated Persons until such time as a Distribution becomes deliverable or is claimed, subject to the time limitations set forth below.

Any Holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed Distribution within three (3) months after the date such Distribution was returned undeliverable will be deemed to have forfeited its Claim for such undeliverable or unclaimed Distribution and will be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed Distribution against the Debtors and their Estates, the Liquidating Trustee, the Liquidating Trust, the Liquidating Trust Committee and their respective agents, attorneys, representatives, employees or independent contractors, and/or any of its or their property. In the case of undeliverable or unclaimed Distributions on account of Administrative Claims, Priority Tax Claims or Priority Non-Tax Claims, any Cash otherwise reserved for undeliverable or unclaimed Distributions will revert to the Administrative Claims Reserve. In the case of undeliverable or unclaimed Distributions on account of Liquidating Trust Interests, any Cash otherwise reserved for undeliverable or unclaimed Distributions will revert to the Liquidating Trust, and all title to and all beneficial interests in the Liquidating Trust Assets represented by any such undeliverable Distributions will revert to and/or remain in the Liquidating Trust and will be distributed in accordance with the Liquidating Trust Agreement and the Plan. The reversion of such Cash to the Administrative Claims Reserve or the Liquidating Trust, as applicable, will be free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and will be treated in accordance with the terms of the Plan and the Liquidating Trust Agreement. Nothing contained in the Plan or the Liquidating Trust Agreement will require the Debtors, the Liquidating Trust, the Liquidating Trustee or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

These provisions relating to undeliverable and unclaimed Distributions are not applicable to the Senior Secured Notes Trustee, the Senior Secured Noteholders, the Convertible Notes Trustee or the holders of the Convertible Notes.

4.	Prepayment

Except as otherwise provided in the Plan or in the Confirmation Order, the Debtors or the Liquidating Trust, as applicable, will have the right to prepay, without penalty, all or any portion of an Allowed Administrative Claim, Allowed Priority Tax Claim, Allowed Priority Non-Tax Claim or Allowed Miscellaneous Secured Claim at any time.

5.	Means of Cash Payment

Cash payments made pursuant to the Plan will be in U.S. dollars and will be made at the option and in the sole discretion of the Disbursing Agent by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Disbursing Agent. In the case of foreign creditors, Cash payments may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular jurisdiction.

6.	Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest will not accrue or be paid on any Claims, and no Claimholder will be entitled to interest accruing on or after the Petition Date on any Claim. Interest will not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

7.	Withholding and Reporting Requirements

In accordance with section 346 of the Bankruptcy Code and in connection with the Plan and all Distributions thereunder, the Disbursing Agent will, to the extent applicable, comply with all withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority. The Disbursing Agent will be authorized to take any and all actions necessary and appropriate to comply with such requirements.

All Distributions under the Plan will be subject to withholding and reporting requirements. As a condition of making any Distribution under the Plan, each Entity holding an Allowed Claim (other than the Senior Secured Notes Trustee, holders of Senior Secured Notes, the Convertible Notes Trustee and holders of Convertible Notes) is required to provide any information necessary in writing, including returning W-9 statements, to effect the necessary information reporting and withholding of applicable taxes with respect to Distributions to be made under the Plan as the Disbursing Agent may request. The Disbursing Agent will be entitled in its sole discretion to withhold any Distributions to a Holder of an Allowed Claim (other than the Senior Secured Notes Trustee, holders of Senior Secured Notes, the Convertible Notes Trustee and holders of Convertible Notes) who fails to provide tax identification or social security information within the timeframe requested in writing by the Disbursing Agent to such Holder of an Allowed Claim, which timeframe will not be less than 30 days. The Distribution on account of any Holder of an Allowed Claim that fails to timely respond to the Disbursing Agent will be treated as an undeliverable or unclaimed Distribution pursuant to Article VI.C.2 of the Plan.

Notwithstanding any other provision of the Plan, each entity receiving a Distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of tax obligations on account of any such Distribution.

8.	Setoffs

Subject to the terms and conditions of the Liquidating Trust Agreement, the Debtors and/or the Liquidating Trust may, but will not be required to, set off against any Claim and the payments or other Distributions to be made under the Plan on account of the Claim, claims of any nature whatsoever that the Debtors may have against the Holder thereof, provided that any such right of setoff that is exercised will be allocated, first, to the principal amount of the related Claim, and thereafter to any interest portion thereof, but neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors and/or the Liquidating Trust of any such claim that the Debtors may have against such Holder.

9.	Procedure for Treating and Resolving Disputed, Contingent and/or Unliquidated Claims

a.	Objection Deadline; Prosecution of Objections

Except as set forth in the Plan with respect to Professional Fee Claims and Administrative Claims, all objections to Claims must be filed and served on the Holders of such Claims by the Claims Objection Deadline, as the same may be extended by the Court. If an objection has not been filed to a Proof of Claim or the Schedules have not been amended with respect to a Claim that (i) was Scheduled by the Debtors but (ii) was not Scheduled as contingent, unliquidated and/or disputed, by the Claims Objection Deadline, as the same may be extended by order of the Court, the Claim to which the Proof of Claim or Scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been Allowed earlier. Notice of any motion for an order extending the Claims Objection Deadline will be required to be given only to those persons or entities that have requested notice in the Chapter 11 Cases in accordance with Bankruptcy Rule 2002.

Subject to any reporting to the Liquidating Trust Committee that may be required under the Liquidating Trust Agreement, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, on and after the Effective Date, the Liquidation Trust will have the authority to: (1) file, withdraw or litigate to judgment objections to and requests for estimation of Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Court; and (3) administer and adjust the Claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Court; provided, however, that solely in the case of Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims, the Unofficial Committee of Senior Secured Noteholders and the Senior Secured Notes Trustee (at the direction of the Unofficial Committee of Senior Secured Noteholders) (a) also will be entitled to file, withdraw or litigate to judgment objections to or requests for estimation of Claims, and (b) must consent to any settlement or compromise proposed by the Liquidating Trust, which consent will not be unreasonably withheld; provided further, however, that the objection to and settlement of Professional Fee Claims will not be subject to these provisions, but rather will be governed by Article IX.A of the Plan. In the event that any objection filed by the Debtors or the Committee remains pending as of the Effective Date, the Liquidating Trustee will be deemed substituted for the Debtors or the Committee, as applicable, as the objecting party.

The Liquidating Trust, and solely with respect to Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims, the Unofficial Committee of Senior Secured Noteholders and the Senior Secured Notes Trustee (at the direction of the Unofficial Committee of Senior Secured Noteholders), will be entitled to assert all of the Debtors’ rights, claims, defenses, offsets, rights of recoupment, setoffs, rights of disallowance, subrogation, recharacterization and/or equitable subordination and counter-claims with respect to Claims.

b.	No Distributions Pending Allowance

No payments or Distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim. To the extent that a Claim is not a Disputed Claim but is held by a Holder that is or may be liable to the Debtors or the Liquidating Trust on account of a Cause of Action, no payments or Distributions will be made with respect to all or any portion of such Claim unless and until such Claim and liability have been settled or withdrawn or have been determined by Final Order of the Court or such other court having jurisdiction over the matter.

c.	Disputed Claims Reserve

On the Distribution Date and on each subsequent Periodic Distribution Date, the Liquidating Trust will withhold on a Pro Rata basis from property that would otherwise be distributed to Holders of General Unsecured Claims entitled to Distributions under the Plan on such date, in a separate Disputed Claims Reserve, such amounts or property as may be necessary to equal one hundred percent (100%) of Distributions to which Holders of such Disputed General Unsecured Claims would be entitled under the Plan if such Disputed General Unsecured Claims were allowed in their Disputed Claims Amount. The Liquidating Trust may request, if necessary, estimation for any Disputed General Unsecured Claim that is contingent or unliquidated, or for which the Liquidating Trust determines to reserve less than the face amount. The Liquidating Trust will withhold the applicable Disputed Claims Reserve with respect to such Claims based upon the estimated amount of each such Claim as estimated by the Court. If the Liquidating Trust elects not to request such an estimation from the Court with respect to a Disputed General Unsecured Claim that is contingent or unliquidated, the Liquidating Trust will withhold the applicable Disputed Claims Reserve based upon the good faith estimate of the amount of such General Unsecured Claim by the Liquidating Trust. If practicable, the Liquidating Trust will invest any Cash that is withheld as the Disputed Claims Reserve in an appropriate manner to ensure the safety of the investment, in accordance with applicable provisions of the Liquidating Trust Agreement. Nothing in the Plan, the Disclosure Statement or the Liquidating Trust Agreement will be deemed to entitle the Holder of a Disputed General Unsecured Claim to postpetition interest on such Claim, however.

d.	Distributions After Allowance

Payments and Distributions to Holders of Disputed Claims that ultimately become Allowed Claims will be made in accordance with provisions of the Liquidating Trust Agreement that govern Distributions to Holders of Allowed General Unsecured Claims (Article IV of the Liquidating Trust Agreement) and Holders of Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims (Article V of the Liquidating Trust Agreement).

e.	De Minimis Distributions

The Liquidating Trust will not be required to make any distributions to Holders of Allowed Claims aggregating less than fifty dollars ($50.00). Cash that otherwise would be payable under the Plan to Holders of Liquidating Trust Interests but for this provision will remain Liquidating Trust Assets to be used in accordance with the Liquidating Trust Agreement. Cash that otherwise would be payable under the Plan to Holders of Administrative Claims,

Priority Tax Claims and Priority Non-Tax Claims but for this provision will remain in the Administrative Claims Reserve.

f.	Fractional Dollars

The Disbursing Agent will not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

g.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a Distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution will, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

h.	Distribution Record Date

The Disbursing Agent will have no obligation to recognize the transfer of or sale of any participation in any Allowed Claim that occurs after the close of business on the Distribution Record Date. Instead, the Disbursing Agent will be entitled to recognize and deal for all purposes under the Plan with only those record Holders stated on the official Claims register or the Debtors’ Books and Records, as applicable, as of the close of business on the Distribution Record Date. This provision will not apply to the holders of the Senior Secured Notes whose Distributions will be made through the Senior Secured Notes Trustee.

C.	Means for Implementation of the Plan

1.	Substantive Consolidation

a.	Consolidation of the Chapter 11 Estates

The Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors’ Estates and Chapter 11 Cases for all purposes, including voting, Distribution and Confirmation. On the Effective Date, (i) all Intercompany Claims between the Debtors will be eliminated, (ii) all assets and liabilities of the Affiliate Debtor will be merged or treated as if they were merged with the assets and liabilities of Savient, (iii) any obligation of a Debtor and any guarantee thereof by the other Debtor will be deemed to be one obligation of Savient, and any such guarantee will be eliminated, (iv) the issued and outstanding shares of stock of the Affiliate Debtor will be cancelled, (v) each Claim Filed or to be Filed against any Debtor will be deemed Filed only against Savient and will be deemed a single Claim against and a single obligation of Savient, and (vi) any joint or several liability of the Debtors will be deemed one obligation of Savient. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by one Debtor as to the obligations of another Debtor will be released and of no further force and effect.

The substantive consolidation effected pursuant to the Plan (x) will not affect the rights of any Holder of a Miscellaneous Secured Claim or the rights of the Senior Secured Notes Trustee with respect to the Collateral securing such Claims and (y) will not, and will not be deemed to, prejudice the Causes of Action and the Avoidance Actions (subject to the releases set forth in Article X.D of the Plan), which will survive entry of the Substantive Consolidation Order, as if there had been no substantive consolidation.

b.	Substantive Consolidation Order

The Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Debtors’ Chapter 11 Cases. If no objection to substantive consolidation is timely Filed and served by any Holder of an Impaired Claim affected by the Plan on or before the deadline to object to Confirmation of the Plan, or such other date as may be fixed by the Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be approved by the Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto will be scheduled by the Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

2.	Corporate Action

a.	Merger and Dissolution of Debtors

On the first day following the Effective Date, (a) the members of the boards of directors of the Debtors will be deemed to have resigned; (b) the Affiliate Debtor will be deemed merged with and into Savient, without the necessity of any other or further actions to be taken by or on behalf of the Debtors or payments to be made in connection therewith; and (c) following such merger, Savient will be deemed dissolved for all purposes, without the necessity of any other or further actions to be taken by or on behalf of the Debtors or payments to be made in connection therewith; provided, however, that the Debtors or the Liquidating Trust may execute and file documents and take all other actions as they deem appropriate relating to the foregoing corporate actions under the laws of the State of Delaware and, in such event, all applicable regulatory or governmental agencies will be required to take all steps necessary to allow and effect the prompt merger and dissolution of the Debtors as provided herein, without the payment of any fee, tax or charge and without need for the filing of reports or certificates; provided further, however, that any actions by the Debtors or the Liquidating Trust pursuant to the preceding sentence will not modify, alter or otherwise affect the merger and dissolution of the Debtors as of the first day following the Effective Date pursuant to this Section. The merger and dissolution of the Debtors described above will not limit or affect any of the rights of (i) the Senior Secured Notes Trustee against the Debtors under the Plan, including Article V.B.2 of the Plan, with respect to the Senior Secured Notes and the Senior Secured Notes Indenture including, without limitation, the right of the Senior Secured Notes Trustee to realize upon any Collateral preserved to the Senior Secured Notes Trustee to the extent set forth in the Plan; or (ii) the Liquidating Trust or the Liquidating Trustee to pursue the Liquidating Trust Claims after the Effective Date.

The Chapter 11 Case of the Affiliate Debtor will be closed on the first day following the Effective Date upon submission of an appropriate order to the Court under certification of counsel, following which any and all proceedings that could have been brought or otherwise commenced in the Chapter 11 Case of the Affiliate Debtor will be brought or otherwise commenced in Savient’s Chapter 1l Case.

Moreover, on and after the first day following the Effective Date, the Debtors (i) will be deemed to have withdrawn their business operations from any state in which they were previously conducting, or are registered or licensed to conduct, their business operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such withdrawal, and (ii) will not be liable in any manner to any taxing or other authority for franchise, business, license or similar taxes accruing on or after the Effective Date.

Further, on and after the day following the Effective Date, the Liquidating Trust may, in the name of the Debtors, take such actions as may be necessary or appropriate to accomplish the purposes of the Liquidating Trust, without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, except as provided in the Plan or the Confirmation Order or to the extent that such actions are reserved for the Document Administrator.

b.	Cancellation of Existing Securities and Agreements

Except as otherwise provided in the Plan, and in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III of the Plan, any promissory notes, share certificates, whether for preferred or common stock (including treasury stock), other instruments evidencing any Claims or Interests, other than a Claim that is being Reinstated and rendered unimpaired, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Interests will be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates and other agreements and instruments governing such Claims and Interests will be discharged; provided, however, that certain instruments, documents and credit agreements related to Claims will continue in effect solely for the purposes of allowing the agents to make distributions to the beneficial holders and lenders thereunder. The holders of or parties to such canceled notes, share certificates and other agreements and instruments will have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

Notwithstanding anything to the contrary in the Plan, the Senior Secured Notes, the Senior Secured Notes Indenture (and the Collateral Documents as defined therein) will remain in effect except to the extent expressly modified by the Plan for the purposes of permitting the Senior Secured Notes Trustee to (i) make the distributions to the holders of Senior Secured Notes as contemplated by the Plan and the Senior Secured Notes Indenture, (ii) realize upon any Collateral preserved to the Senior Secured Notes Trustee by the Plan and to enforce all of its rights and remedies under the Senior Secured Notes Indenture including, without limitation, all rights to compensation and related lien rights under Section 7.07 of the Senior Secured Notes Indenture. Without limitation of the foregoing, the Senior Secured Notes Trustee will receive all Class 3 Plan Distributions and will distribute them in any manner permitted by the Senior

Secured Notes Indenture or the Plan, including by the establishment of one or more special record dates or by requiring the holders of the Senior Secured Notes on a date selected by the Senior Secured Notes Trustee after the Effective Date to surrender their Senior Secured Notes in order to receive Distributions. The Senior Secured Notes Trustee will not be required after the Effective Date to pursue additional recoveries for the benefit of the holders of the Senior Secured Notes from Collateral or Remaining Assets, except to the extent directed to do so by the Unofficial Committee of Senior Secured Noteholders in accordance with the terms of the Senior Secured Notes Indenture. Upon delivery by the Senior Secured Notes Trustee after the Effective Date of a notice to the holders of the Senior Secured Notes determining that there will be no further Distributions to the Senior Secured Noteholders, the Senior Secured Notes Trustee will be discharged of all further duties under the Senior Secured Notes, Senior Secured Notes Indenture and related documents and the Senior Secured Notes will be cancelled and the Senior Secured Notes Indenture will be discharged for all purposes, except to preserve the rights of the Senior Secured Notes Trustee thereunder as against any holders of the Senior Secured Notes.

Notwithstanding anything to the contrary in the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III of the Plan, the Convertible Notes Indenture will be cancelled except to the extent required for the purposes of permitting the Convertible Notes Trustee to (i) make the distributions to the holders of Convertible Notes as contemplated by the Plan, (ii) have the benefit of all the protections and other provisions of the Convertible Notes Indenture in making such distributions and (iii) enforce its right to compensation and related lien rights under Section 7.06 of the Convertible Notes Indenture.

c.	No Further Action

Each of the matters provided for under the Plan involving the corporate structure of the Debtors or corporate action to be taken by or required of the Debtors will, as of the Effective Date, be deemed to have occurred and be effective, and will be authorized and approved in all respects without any requirement of further action by any Person, including but not limited to, the Liquidating Trustee, Holders of Claims or Interests against or in the Debtors, or directors or officers of the Debtors, as permitted by section 303 of the Delaware General Corporation Law.

3.	Document Administrator

The Debtors will file a notice on a date that is not less than ten (10) days prior to the hearing to consider confirmation of the Plan designating the Person they have selected to serve as the Document Administrator pursuant to the Document Administrator Agreement and the Plan, until the resignation or discharge and the appointment of a successor Document Administrator in accordance with the Document Administrator Agreement. On or before the Effective Date, the Debtors will transfer their Books and Records to the Document Administrator (other than those relating to (i) the Liquidating Trust Claims and (ii) Claims that have been asserted against or Scheduled by the Debtors for which the Liquidating Trust is responsible for reconciling) and, on the Effective Date, the Document Administrator will succeed to the evidentiary privileges, including attorney-client privilege, formerly held by the Debtors, as such privileges relate to all claims and Causes of Action that are not Liquidating Trust Claims. The

Document Administrator will retain all rights and powers conferred by the Plan and the Document Administrator Agreement.

The Document Administrator will be held harmless and will not be liable for actions taken or omitted, except those acts that are determined by Final Order of the Court to have arisen out of its own intentional fraud, willful misconduct or gross negligence.

4.	Books and Records; Privilege Matters

a.	Legal Representation of the Debtors and Committee After the Effective Date

Upon the Effective Date, the attorney-client relationship between (i) the Debtors and their current counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and Cole, Schotz, Meisel, Forman & Leonard, P.A., and (ii) the Committee and its current counsel, Stroock & Stroock & Lavan LLP, and Pachulski Stang Ziehl & Jones LLP, will be deemed terminated. No successor to the Debtors and/or the Committee, whether under the Plan or otherwise, including but not limited to the Liquidating Trust and/or the Liquidating Trust Committee will be deemed to succeed to the attorney-client relationship that currently exists between the Debtors and its counsel and the Committee and its counsel. Subject only to the applicable ethical rules governing attorneys, their receipt of confidential information and their relationship with former clients, current counsel for the Debtors will not be precluded from representing any party in any action that might be brought by or against the Liquidating Trust. Similarly, subject only to the applicable ethical rules governing attorneys, their receipt of confidential information and their relationship with former clients, current counsel and other professionals for the Committee will not be precluded from representing the Liquidating Trust or any other party in any action that might be brought by or against any former individual members of the Committee.

b.	Transfer of Debtors’ Books and Records

On or before the Effective Date, the Debtors will transfer (i) their Books and Records relating to (a) the Liquidating Trust Claims and (b) Claims that have been asserted against or Scheduled by the Debtors for which the Liquidating Trust is responsible for reconciling, to the Liquidating Trust; and (ii) all other Books and Records, to the Document Administrator.

c.	Transfer of Evidentiary Privileges; Document Requests

On the Effective Date, (i) the Liquidating Trustee will succeed to the evidentiary privileges, including attorney-client privilege, formerly held by the Debtors, solely as such privileges relate to the Liquidating Trust Claims; and (ii) the Document Administrator will succeed to the evidentiary privileges, including attorney-client privilege, formerly held by the Debtors, as such privileges relate to all claims and Causes of Action that are not Liquidating Trust Claims. Privileged communications may be shared among the Liquidating Trustee and the Liquidating Trust Committee without compromising the privileged nature of such communications, in accordance with the “joint interest” doctrine.

Accordingly, to the extent that documents are requested from current counsel to the Debtors by any Person, after the Effective Date, only the Liquidating Trustee (for documents relating to Liquidating Trust Claims) or the Document Administrator (for documents that do not relate to Liquidating Trust Claims) will have the ability to waive such attorney-client or other privileges. In addition, current counsel to the Debtors will have no obligation to produce any documents currently in their possession as a result of or arising in any way out of their representation of the Debtors unless (i) the Person requesting such documents serves their request on the Liquidating Trustee or the Document Administrator, as applicable; (ii) the Liquidating Trustee or the Document Administrator, as applicable, consents in writing to such production and any waiver of the attorney-client or other privilege such production might cause; and (iii) the Liquidating Trustee or the Document Administrator, as applicable, or the Person requesting such production, agrees to pay the reasonable costs and expenses incurred by current counsel for the Debtors in connection with such production.

Similarly, upon the Effective Date, the Liquidating Trust Committee will succeed to the evidentiary privileges, including attorney-client privilege, formerly held by the Committee. Accordingly, to the extent that documents are requested from current counsel to the Committee by any Person, after the Effective Date, only the Liquidating Trust Committee will have the ability to waive such attorney-client or other privileges. In addition, current counsel to the Committee will have no obligation to produce any documents currently in their possession as a result of or arising in any way out of their representation of the Committee unless (i) the Person requesting such documents serves their request on the Liquidating Trust Committee; (ii) the Liquidating Trust Committee consents in writing to such production and any waiver of the attorney-client privilege or other privilege such production might cause; and (iii) the Liquidating Trust Committee, or the Person requesting such production, agrees to pay the reasonable costs and expenses incurred by current counsel for the Committee in connection with such production.

Upon the second (2nd) anniversary of the termination of the Liquidating Trust Agreement, any and all documents in the possession of the Debtors’ current counsel and the Committee’s current counsel as a result of or arising in any way out of their representation of the Debtors and/or the Committee, respectively, will be deemed destroyed and no Person will be entitled to obtain such documents.

Finally, to the extent that documents are requested from the Document Administrator by any Person, the Document Administrator will be entitled to assert all applicable evidentiary privileges, including attorney-client privilege, formerly held by the Debtors, and will have no obligation to produce any documents currently in its possession unless the Person requesting such production agrees to pay the reasonable costs and expenses incurred by the Document Administrator, including the reasonable fees of counsel, in connection with such production; provided, however, that nothing will impair (i) the Senior Secured Notes Trustee’s rights to obtain documents and information pursuant to the terms of the Senior Secured Notes Indenture or (ii) the Convertible Notes Trustee’s rights to obtain documents and information pursuant to the terms of the Convertible Notes Indenture. Upon the second (2nd) anniversary of the termination of the Liquidating Trust Agreement, any and all documents in the possession of Document Administrator will be deemed destroyed and no Person will be entitled to obtain such documents.

5.	Creditors’ Committee and Liquidating Trust Committee

a.	Dissolution of the Committee

The Committee will continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and will perform such other duties as it may have been assigned by the Court prior to the Effective Date. On the Effective Date, the Committee will be dissolved and its members will be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Committee’s attorneys, financial advisors and other agents will terminate, except with respect to (i) all Professional Fee Claims and (ii) any appeals of the Confirmation Order. All expenses of Committee members and the reasonable fees and expenses of their Professionals through the Effective Date will be paid in accordance with the terms and conditions of the Professional Fee Order, subject to the terms of the Global Settlement. Professionals employed by the Creditors’ Committee will be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities, including the preparation, filing and prosecution of final fee applications, subject to the terms of the Global Settlement.

b.	Creation of Liquidating Trust Committee and Procedures Related Thereto

On or prior to the Plan Supplement Filing Date, the Committee will appoint the Liquidating Trust Committee members. The Liquidating Trust Committee will consist of the Entities reflected on Exhibit B to the Plan. Each member of the Liquidating Trust Committee will be entitled to vote on all matters in accordance with the Liquidating Trust Agreement. Members of the Liquidating Trust Committee will serve without compensation, but will be entitled to reimbursement of reasonable expenses.

c.	Standing of the Liquidating Trust Committee

The Liquidating Trust Committee will have independent standing to appear and be heard in the Court as to any matter relating to the Plan, the Liquidating Trust Agreement or the Estates, including any matter as to which the Court has retained jurisdiction pursuant to Article XI of the Plan.

d.	Function and Duration of the Liquidating Trust Committee

The Liquidating Trust Committee will have the rights and responsibilities set forth in the Plan and the Liquidating Trust Agreement, including instructing and supervising the Liquidating Trustee with respect to its responsibilities under the Plan and the Liquidating Trust Agreement. The Liquidating Trust Committee will remain in existence until such time as the final Distributions under the Liquidating Trust Agreement have been made.

e.	Indemnification of Liquidating Trustee and Liquidating Trust Committee

The Indemnified Persons will be held harmless and will not be liable for actions taken or omitted in their capacity as, or on behalf of, the Liquidating Trust, Liquidating Trust Committee or Liquidating Trustee (as applicable), except those acts that are determined by Final Order of the Court to have arisen out of their own intentional fraud, willful misconduct or gross negligence. Each Indemnified Person will be entitled to be indemnified, held harmless and reimbursed for fees and expenses including, without limitation, reasonable attorney’s fees, which such Persons and Entities may incur or may become subject to or in connection with any action, suit, proceeding or investigation that is brought or threatened against such Persons or Entities in respect of that Person’s or Entity’s actions or inactions regarding the implementation or administration of the Plan, or the discharge of their duties under the Plan or Liquidating Trust Agreement, except for any actions or inactions that are determined by Final Order of the Court to have arisen from intentional fraud, willful misconduct or gross negligence. Any Claim of the Indemnified Persons to be indemnified, held harmless or reimbursed will be satisfied solely from the Liquidating Trust Assets or any applicable insurance coverage.

f.	Recusal of Liquidating Trust Committee Members

A Liquidating Trust Committee member will recuse itself from any decisions or deliberations regarding actions taken or proposed to be taken by the Liquidating Trustee with respect to the Claims, Causes of Action or rights of such Liquidating Trust Committee member, the entity appointing such Liquidating Trust Committee member, or any affiliate of the foregoing.

6.	Limited Revesting of Remaining Assets

Pursuant to the terms of the Collateral Assignment Agreement between the Debtors and the Senior Secured Notes Trustee (acting at the direction of the Unofficial Committee of Senior Secured Noteholders), which is required to be in form and substance satisfactory to the Senior Secured Notes Trustee, the Remaining Assets, other than any Remaining Assets rejected by the Senior Secured Notes Trustee, will be vested in the Senior Secured Notes Trustee for the benefit of the Holders of Allowed Senior Secured Noteholder Claims on or after the Effective Date. Any Remaining Assets that are rejected by the Senior Secured Notes Trustee will be vested in the Debtors on or following the Effective Date and will remain subject to the first-priority perfected security interests and liens of the Senior Secured Notes Trustee without the necessity for a financing statement or any other action or filing by the Senior Secured Notes Trustee.

7.	Limited Release of Liens

On the Effective Date, all mortgages, deeds of trust, liens or other security interests against property of the Estates, except for those held by the Senior Secured Notes Trustee, will be released; provided, however, on the Effective Date, and to the extent not released prior to the Effective Date pursuant to Court order or otherwise, all mortgages, deeds of trust, liens or other security interests against the Liquidating Trust Assets will be released. For the avoidance of doubt, the foregoing will not effectuate a release of the liens or security interests of the Senior

Secured Notes Trustee on the Cash held in the Professional Fee Reserve and Administrative Claims Reserve, which Cash will remain subject to the first priority perfected security interests of the Senior Secured Notes Trustee.

8.	Accounts and Reserves

a.	Professional Fee Reserve

On or before the Effective Date, the Debtors will transfer to the Liquidating Trust Cash in the Amount of the Professional Fee Estimate, which Cash will be used by the Liquidating Trustee to fund the Professional Fee Reserve. The Cash so transferred will not be used for any purpose other than to pay Allowed Professional Fee Claims and will at all times remain subject to the first-priority perfected security interests and liens of the Senior Secured Notes Trustee without the necessity for an account control agreement, financing statement or any other action or filing by the Senior Secured Notes Trustee. The Liquidating Trustee (i) will segregate and will not commingle the Cash held in the Professional Fee Reserve and (ii) subject to the terms and conditions of the Plan and the Liquidating Trust Agreement, will pay each Professional Fee Claim of a Professional employed by the Debtors or the Committee, on or as soon as reasonably practicable after the date such Claim becomes an Allowed Claim, upon entry of a Final Order allowing such Claim; provided, however, that the amounts paid to Professionals employed by the Committee will not exceed the amounts set forth in the Final Cash Collateral Budget on the line items for “UCC Advisors.” After all Professional Fee Claims are Allowed or Disallowed and the Allowed amounts of such Claims are paid by the Liquidating Trust, any remaining Cash in the Professional Fee Reserve will be distributed by the Liquidating Trustee to the Senior Secured Notes Trustee. Only Professionals employed in the Chapter 11 Cases by the Debtors or the Committee will be entitled to payment from the Professional Fee Reserve.

b.	Administrative Claims Reserve

On or before the Effective Date, the Debtors will transfer to the Liquidating Trust Cash in the Amount of the Administrative and Priority Claims Estimate, which Cash will be used by the Liquidating Trustee to fund the Administrative Claims Reserve. The Cash so transferred will not be used for any purpose other than to pay Allowed Administrative Claims (except Professional Fee Claims, which will be paid from the Professional Fee Reserve), Priority Tax Claims and Priority Non-Tax Claims and will at all times remain subject to the first-priority perfected security interests and liens of the Senior Secured Notes Trustee without the necessity for an account control agreement, financing statement or any other action or filing by the Senior Secured Notes Trustee. The Liquidating Trustee (i) will segregate and will not commingle the Cash held in the Administrative Claims Reserve and (ii) subject to the terms and conditions of the Plan and the Liquidating Trust Agreement, will pay each Administrative Claim (except Professional Fee Claims, which will be paid from the Professional Fee Reserve), Priority Tax Claim and Priority Non-Tax Claim, on or as soon as reasonably practicable after the date such Claim becomes an Allowed Claim. After all Administrative Claims (except Professional Fee Claims), Priority Tax Claims and Priority Non-Tax Claims are Allowed or Disallowed and the Allowed amounts of such Claims are paid by the Liquidating Trust, any remaining Cash in the Administrative Claims Reserve will be distributed by the Liquidating Trustee to the Senior Secured Notes Trustee.

The Professionals employed by the Debtors and the Committee, as applicable, will be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities, including the preparation, filing and prosecution of final fee applications, upon the submission of invoices to the Liquidating Trustee for payment from the Professional Fee Reserve. Any time or expenses incurred in the preparation, filing and prosecution of final fee applications will be disclosed by each Professional in its final fee application and will be subject to approval of the Court.

c.	Other Reserves

The Liquidating Trust will establish and administer any other necessary reserves that may be required under the Plan or Liquidating Trust Agreement, including the Disputed Claims Reserve.

9.	Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents without the payment of any such tax or governmental assessment.

10.	Applicability of Sections 1145 and 1125(e) of the Bankruptcy Code

Under section 1145 of the Bankruptcy Code, the issuance of the Liquidating Trust Interests under the Plan will be exempt from registration under the Securities Act of 1933, as amended, and all applicable state and local laws requiring registration of securities. If the Liquidating Trustee determines, with the advice of counsel, that the Liquidating Trust is required to comply with the registration and reporting requirements of the Securities and Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended, then the Liquidating Trustee will take any and all actions to comply with such reporting requirements and file necessary periodic reports with the Securities and Exchange Commission.

11.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Liquidating Trust will retain and may enforce all rights to commence and pursue, as appropriate, the Liquidating Trust Claims, and the Liquidating Trust’s rights to commence, prosecute or settle such Liquidating Trust Claims will be preserved notwithstanding the occurrence of the Effective Date or the dissolution of the Debtors. The Liquidating Trust may pursue such Liquidating Trust Claims, as appropriate, in accordance with the best interests of the Liquidating Trust beneficiaries. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Liquidating Trust Claims against them as any indication that the Liquidating Trust will not pursue any and all available Liquidating Trust Claims against them. The Liquidating Trust expressly reserves all rights to prosecute any and all Liquidating Trust Claims against any Entity, except as otherwise expressly provided in the Plan. Unless any Liquidating Trust Claims against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Court order, the Liquidating Trust expressly reserves all Liquidating Trust Claims for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppels (judicial, equitable or otherwise) or laches, will apply to such Liquidating Trust Claims upon, after or as a consequence of the Confirmation or Consummation. Without limiting the foregoing, the Liquidating Trust may pursue (i) Creditors to avoid and recover Avoidance Actions; and (ii) the CVS Litigation Claims.

The substantive consolidation of the Debtors and their Estates pursuant to the Confirmation Order and Article V.A of the Plan will not, and will not be deemed to, prejudice any of the Liquidating Trust Claims, which will survive entry of the Confirmation Order for the benefit of the Debtors and their Estates, and, upon the Effective Date, for the benefit of the Liquidating Trust.

12.	Effectuating Documents; Further Transactions

The Liquidating Trustee and the Document Administrator, subject to the terms and conditions of the Plan, the Liquidating Trust Agreement and the Document Administrator Agreement, will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

D.	The Liquidating Trust

1.	Establishment and Administration of the Liquidating Trust

(a)       On the Effective Date, the Liquidating Trust will be established pursuant to the Liquidating Trust Agreement for the purpose of, among other things, (i) investigating and, if appropriate, pursuing Liquidating Trust Claims, (ii) administering and pursuing the Liquidating Trust Assets, (iii) resolving all Disputed Claims and any Claim objections pending as of the Effective Date and (iv) making Distributions from the Liquidating Trust to Holders of Allowed Claims as provided for in the Plan and/or the Liquidating Trust Agreement; provided, however, that notwithstanding any provision of the Plan, the Liquidating Trust will not be required to expend more than $75,000 in professional fees to reconcile Administrative Claims (excluding Professional Fee Claims), Priority Tax Claims and Priority Non-Tax Claims.

In order to minimize the professional fees expended to reconcile Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims, the Liquidating Trust will retain and employ Cole, Schotz, Meisel, Forman & Leonard, P.A., which currently serves as the Debtors’ bankruptcy counsel, to perform such reconciliation, as Cole Schotz already has spent considerable time and resources investigating and analyzing such claims.

(b)       Upon execution of the Liquidating Trust Agreement, the Liquidating Trustee will be authorized to take all steps necessary to complete the formation of the Liquidating Trust. The Liquidating Trust will be administered by the Liquidating Trustee in accordance with the Liquidating Trust Agreement.

(c)       It is intended that the Liquidating Trust be classified for federal income tax purposes as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and as a “grantor trust” within the meaning of Sections 671 through 679 of the Internal Revenue Code. In furtherance of this objective, the Liquidating Trustee will, in its business judgment, make continuing best efforts not to unduly prolong the duration of the Liquidating Trust. All Liquidating Trust Assets held by the Liquidating Trust on the Effective Date will be deemed for federal income tax purposes to have been distributed by the Debtors on a Pro Rata basis to Holders of Allowed General Unsecured Claims and then contributed by such Holders to the Liquidating Trust in exchange for the Liquidating Trust Interests. All Holders of General Unsecured Claims have agreed to use the valuation of the Liquidating Trust Assets transferred to the Liquidating Trust as established by the Liquidating Trustee for all federal income tax purposes. The beneficiaries under the Liquidating Trust will be treated as the deemed owners of the Liquidating Trust. The Liquidating Trust will be responsible for filing information on behalf of the Liquidating Trust as grantor trust pursuant to Treasury Regulation Section 1.671-4(a).

2.	Assets of the Liquidating Trust

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors will transfer and assign to the Liquidating Trust all of their right, title and interest in and to all of the Liquidating Trust Claims and the Liquidating Trust Funding Amount, and in accordance with section 1141 of the Bankruptcy Code, all such assets will automatically vest in the Liquidating Trust free and clear of all Claims and liens, subject only to the Allowed Claims of the Holders of Liquidating Trust Interests as set forth in the Plan and the expenses of the Liquidating Trust as set forth in the Plan and in the Liquidating Trust Agreement. Thereupon, neither the Debtors not the Senior Secured Noteholders will have any interest in or with respect to the Liquidating Trust Assets.

Also on the Effective Date, or as soon as reasonably practicable thereafter, Pachulski Stang will transfer and assign to the Liquidating Trust all of the right, title and interest in and to all of the GUC Cash, which Cash, upon transfer, will be subject only to the Allowed Claims of the Holders of Liquidating Trust Interests as set forth in the Plan and the expenses of the Liquidating Trust as set forth in the Plan and in the Liquidating Trust Agreement.

3.	Other Funds to be Transferred to the Liquidating Trust

Pursuant to Article V.I.1 of the Plan, on or before the Effective Date, the Debtors will transfer to the Liquidating Trust Cash in the Amount of the Professional Fee Estimate, which Cash will be used by the Liquidating Trustee to fund the Professional Fee Reserve.

Pursuant to Article V.I.2 of the Plan, on or before the Effective Date, the Debtors will transfer to the Liquidating Trust Cash in the Amount of the Administrative and Priority Claims Estimate, which Cash will be used by the Liquidating Trustee to fund the Administrative Claims Reserve.

The Cash transferred by the Debtors to provide funding for the Professional Fee Reserve and the Administrative Claims Reserve will at all times remain subject to the first-priority perfected security interests and liens of the Senior Secured Notes Trustee without the necessity for an account control agreement, financing statement or any other action or filing by the Senior Secured Notes Trustee.

4.	Rights and Powers of the Liquidating Trust and the Liquidating Trustee

(a)       The Liquidating Trustee will be deemed the Estates’ representative in accordance with section 1123 of the Bankruptcy Code and will have all the rights and powers set forth in the Liquidating Trust Agreement, including, without limitation, the powers of a trustee under sections 704 and 1106 of the Bankruptcy Code and Rule 2004 of the Bankruptcy Rules, including without limitation, the right to (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the provisions of the Plan and the Liquidating Trust Agreement; (ii) prosecute, settle, abandon or compromise any Liquidating Trust Claims; (iii) make Distributions contemplated by the Plan and the Liquidating Trust Agreement; (iv) establish and administer any necessary reserves that may be required, including the Disputed Claims Reserve, the Administrative Claims Reserve and the Professional Fee Reserve; (v) object to Disputed Claims and prosecute, settle, compromise, withdraw or resolve in any manner approved by the Court such objections; (vi) employ and compensate professionals (including professionals previously retained by the Debtors and/or the Committee), provided, however, that any such compensation will be made only out of the Liquidating Trust Assets; and (vii) file all federal, state and local tax returns if necessary.

(b)       The Liquidating Trustee will have full authority to take any steps necessary to administer the Liquidating Trust Agreement, including without limitation, the duty and obligation to liquidate Liquidating Trust Assets, to make Distributions therefrom in accordance with the provisions of the Plan and to pursue, settle or abandon any Liquidating Trust Claims, all in accordance with the Liquidating Trust Agreement.

5.	Liquidating Trust Interests

(a)       On the Effective Date, each Holder of an Allowed General Unsecured Claim will, by operation of the Plan, receive its Pro Rata share of the Liquidating Trust Interests. Liquidating Trust Interests will be reserved for Holders of Disputed General Unsecured Claims and issued by the Liquidating Trust to, and held by the Liquidating Trustee in, the Disputed Claims Reserve pending allowance or disallowance of such Claims. No other entity will have any interest, legal, beneficial or otherwise, in the Liquidating Trust Assets upon the assignment and transfer of such assets to the Liquidating Trust.

As set forth in the Liquidating Trust Agreement, Distributions from the Liquidating Trust on account of Liquidating Trust Interests will be made from the Liquidating Trust Assets after paying, reserving against or satisfying, among other things, the operating and administrative expenses of the Liquidating Trust, including but not limited to all costs, expenses and obligations incurred by the Liquidating Trustee (or professionals who may be employed by the Liquidating Trustee in administering the Liquidating Trust) in carrying out their responsibilities under the Liquidating Trust Agreement, or in any manner connected, incidental or related thereto.

(b)       The Liquidating Trust Interests will be uncertificated and will be nontransferable except upon death of the Holder or by operation of law. Holders of Liquidating Trust Interests, in such capacity, will have no voting rights with respect to such interests. The Liquidating Trust will have a term of five (5) years from the Effective Date, without prejudice to the rights of the Liquidating Trust Committee to extend such term conditioned upon the Liquidating Trust not becoming subject to the Securities Exchange Act of 1934 (as now in effect or hereafter amended).

6.	Appointment of a Liquidating Trustee

(a)       The Liquidating Trustee has been designated by the Committee as Robert Rosenberg LLC. The appointment of the Liquidating Trustee will be approved in the Confirmation Order, and such appointment will be as of the Effective Date. The Liquidating Trustee will have and perform all of the duties, responsibilities, rights and obligations set forth in the Plan and Liquidating Trust Agreement.

(b)       The Liquidating Trustee will not be obligated to obtain a bond but may do so, in his sole discretion, in which case the expense incurred by such bonding will be paid by the Liquidating Trust.

(c)       The Liquidating Trustee, the members of the Liquidating Trust Committee and their professionals will be exculpated and indemnified pursuant to and in accordance with the terms of the Plan and Liquidating Trust Agreement.

7.	Distributions to Holders of General Unsecured Claims

(a)       Initial Distributions. On the Distribution Date, the Liquidating Trustee will make, or will make adequate reserves in the Disputed Claims Reserve for, the Distributions required to be made under the Plan to Holders of Allowed General Unsecured Claims. The Trustee will not make any Distributions of Liquidating Trust Assets to the beneficiaries under the Liquidating Trust unless the Trustee retains and reserves in the Disputed Claims Reserve such amounts as are required under Article VI.I.3 of the Plan.

(b)       Interim Distributions. The Liquidating Trustee will make interim Distributions of Cash in accordance with the Plan and Article IV of the Liquidating Trust Agreement (i) to Holders of Liquidating Trust Interests at least once each six-month period and (ii) from the Disputed Claims Reserve as Disputed General Unsecured Claims become Allowed Claims.

(c)       Final Distributions. The Liquidating Trust will be dissolved and its affairs wound up and the Liquidating Trustee will make the final Distributions, upon the earlier of (i) the date which is five (5) years after the Effective Date, and (ii) that date when, (A) in the reasonable judgment of the Liquidating Trustee, substantially all of the assets of the Liquidating Trust have been liquidated and there are no substantial potential sources of additional Cash for Distribution; and (B) there remain no substantial Disputed Claims. Notwithstanding the foregoing, on or prior to a date not less than six (6) months prior to such termination, the Court, upon motion by a party in interest, may extend the term of the Liquidating Trust for one or more finite terms based upon the particular facts and circumstances present at that time, if an extension is necessary to the liquidating purpose of the Liquidating Trust. The date on which the Liquidating Trustee determines that all obligations under the Plan and Liquidating Trust Agreement have been satisfied is referred to as the “Liquidating Trust Termination Date.” On the Liquidating Trust Termination Date, the Liquidating Trustee will, to the extent not already done, request that the Court enter an order closing the Bankruptcy Cases.

Upon dissolution of the Liquidating Trust, if the Liquidating Trustee reasonably determines that any remaining Liquidating Trust Assets are insufficient to render a further distribution practicable, or exceed the amounts required to be paid under the Plan, the Liquidating Trustee will transfer such remaining funds to a charitable institution selected by the Liquidating Trustee, which charitable institution will be qualified as a not-for-profit corporation under applicable federal and state laws.

8.	Distributions to Holders of Administrative and Priority Claims

On or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date an Administrative Claim, Priority Tax Claim or Priority Non-Tax Claim becomes an Allowed Claim, the Liquidating Trustee will make the Distributions required to be made under the Plan to Holders of Allowed Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims, subject to the limitations set forth in the Liquidating Trust Agreement.

9.	Reporting Requirement of Liquidating Trust

The Liquidating Trust’s formation documents will require that financial statements or similar reports of the Liquidating Trust be sent to all Holders of Liquidating Trust Interests on an annual basis.

E.	Conditions Precedent to Confirmation and Consummation of the Plan

1.	Conditions to Confirmation

The following are conditions precedent to confirmation of the Plan, each of which must be satisfied or waived in accordance with Article VIII.C of the Plan:

a.       the Confirmation Order will be in form and substance reasonably acceptable to the Debtors, the Committee and the Unofficial Committee of Senior Secured Noteholders and will, among other things:

(i)       provide that the Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the agreements or documents created under or in connection with the Plan; and

(ii)       provide that, notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order will be immediately effective, subject to the terms and conditions of the Plan; and

b.       the Confirmation Order will have been entered by the Court.

2.	Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article VIII.C of the Plan:

a.       the Confirmation Order will not be stayed, vacated or reversed and will not have been amended without the agreement of the Debtors, the Committee and the Unofficial Committee of Senior Secured Noteholders;

b.       the Confirmation Order will not be subject to a pending appeal, and the time to appeal or seek review or rehearing or leave to appeal has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending;

c.       the Liquidating Trust will have been established and the Liquidating Trust Assets will have been transferred to and vested in the Liquidating Trust free and clear of all Claims and Liens, except as specifically provided in the Plan and the Liquidating Trust Agreement;

d.       the Professional Fee Reserve and the Administrative Claims Reserve will have been funded in Cash in full and such amounts, together with any Administrative Claims that the Debtors paid in the ordinary course of business prior to the Effective Date, will be consistent with and will not exceed the amounts set forth in the Final Cash Collateral Budget;

e.       the Liquidating Trustee, the Liquidating Trust Committee and the Document Administrator will have been appointed and assumed their rights and responsibilities under the Plan and the Liquidating Trust Agreement;

f.       the Debtors will have retained and pre-paid appropriate professionals for the preparation of the Debtors’ tax returns for 2013 and 2014; and

g.       all actions, documents and agreements necessary to implement the provisions of the Plan to be effectuated on or prior to the Effective Date will be reasonably satisfactory to the Debtors, the Committee, the Senior Secured Notes Trustee and the Unofficial Committee of Senior Secured Noteholders, and such actions, documents and agreements will have been effected or executed and delivered. The Liquidating Trust Agreement will be completed and in final form and, as applicable, executed by the parties thereto and all conditions precedent contained in any of the foregoing will have been satisfied or waived.

3.	Waiver of Conditions

Each of the conditions to the Effective Date set forth in Article VIII.B of the Plan may be waived in whole or in part by the Debtors without any other notice to parties in interest or the Court, provided that the Debtors have received the prior written consent of the Committee, the Senior Secured Notes Trustee and the Unofficial Committee of Senior Secured Noteholders, which consent will not unreasonably be withheld. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of any party to exercise any of its foregoing rights will not be deemed a waiver of any of its other rights, and each such right will be deemed an ongoing right that may be asserted thereby at any time.

4.	Consequences of Non-Occurrence of Effective Date

If the Effective Date does not occur within ninety (90) days following the Confirmation Date, or by such later dates after notice and hearing, as is proposed by the Debtors, then upon motion by the Debtors and upon notice to such parties in interest as the Court may direct, (a) the Plan will be null and void in all respects; (b) any settlement of claims will be null and void without further order of the Court; and (c) the time within which the Debtors may assume and assign or reject all Executory Contracts will be extended for a period of thirty (30) days after such motion is granted.

F.	Effects of Confirmation

1.	Compromise and Settlement of Claims and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the classification, Distributions, releases and other benefits provided pursuant to the Plan, on the Effective Date, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan or relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Claim or Interest, or any Distribution to be made on account of such Claim or Interest. The entry of the Confirmation Order will constitute the Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable.

2.	Binding Effect

The Plan will be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, whether or not such Holders will receive or retain any property or interest in property under the Plan, and their respective successors and assigns, including, but not limited to, the Liquidating Trust and all other parties in interest in the Chapter 11 Cases.

3.	Discharge of the Debtors

Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that, other than as provided in the Final Cash Collateral Order, no Claimholder or Interest Holder may, on account of such Claim or Interest, seek or receive any payment or other Distribution from, or seek recourse against, any Debtor and/or its respective successors, assigns and/or property, except as expressly provided in the Plan.

4.	Releases

As discussed in Article III.D.2 hereof, under the Global Settlement, the Debtors, the Committee and the Unofficial Committee of Senior Secured Noteholders (as defined above, the “Settlement Parties”) agreed to support the consummation of a chapter 11 liquidating plan that embodied the terms of the Global Settlement and contained full and complete releases and exculpation provisions for the benefit of each of the Settlement Parties and U.S. Bank National Association (in its capacity as indenture trustee and collateral agent) (together with each of their respective officers, directors, employees, agents, financial advisors and legal advisors) and each member of the Committee, all to the maximum extent permitted under applicable law. The release and exculpation provisions required by the Global Settlement are described in this Article IV.F.4 (release provisions) and in Article IV.F.5 (exculpation provisions).

a.	Releases by the Debtors

Pursuant to the Plan, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, and any Person seeking to exercise the rights of the Debtors’ Estates, including, without limitation, any successor to the Debtors, any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code or the Liquidating Trust, whether pursuing an action derivatively or otherwise, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for fraud, willful misconduct or gross negligence) in connection with or related to the Debtors, the Chapter 11 Cases or the Plan (other than the rights of the Debtors and the Liquidating Trustee to enforce the Plan and the contracts, instruments, releases and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Confirmation Date, against (a) the Debtors, their Professionals and Court-retained agents and the Debtors’ directors, officers and employees employed by or serving the Debtors as of the Sale Closing Date, (b) the Unofficial Committee of Senior Secured Noteholders and its professionals employed in connection with the Chapter 11 Cases and, solely in their respective capacities as members of the Unofficial Committee of Senior Secured Noteholders, each member of the Unofficial Committee of Senior Secured Noteholders and such member’s directors, officers, partners, members, employees, affiliates, agents, attorneys and advisors, (c) U.S. Bank National Association, individually and in its capacities as collateral agent and indenture trustee for the Senior Secured Notes, and its directors, officers and employees and its professionals employed in connection with the Chapter 11 Cases, and (d) any of the successors or assigns of any of the parties identified in the foregoing clauses (a) through (c); provided, however, that nothing in the Plan’s release provisions will be a waiver of any defense, offset or objection to any Claim filed against the Debtors and their Estates by any Person.

b.	Releases by the Global Settlement Parties

Pursuant to the Plan, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each of the Global Settlement Parties will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for fraud, willful misconduct or gross negligence) in connection with or related to the Debtors, the Chapter 11 Cases or the Plan (other than the rights of the Global Settlement Parties to enforce the Global Settlement, the Plan and the contracts, instruments, releases and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Confirmation Date, against (a) the Debtors, their Professionals and Court-retained agents and the Debtors’ directors, officers and employees employed by or serving the Debtors as of the Sale Closing Date, (b) the Unofficial Committee of Senior Secured Noteholders and its professionals employed in connection with the Chapter 11 Cases and, solely in their respective capacities as members of the Unofficial Committee of Senior Secured Noteholders, each member of the Unofficial Committee of Senior Secured Noteholders and such member’s directors, officers, partners, members, employees, affiliates, agents, attorneys and advisors, (c) the Committee and its Professionals and, solely in their respective capacities as members or representatives of the Committee, each member of the Committee, (d) U.S. Bank National Association, individually and in its capacities as collateral agent and indenture trustee for the Senior Secured Notes, and its directors, officers and employees and its professionals employed in connection with the Chapter 11 Cases, and (e) CSC Trust Company of Delaware, individually and in its capacity as indenture trustee for the Convertible Notes, and its directors, officers and employees and its professionals employed in connection with the Chapter 11 Cases; provided, however, that these release provisions will not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted fraud, willful misconduct, gross negligence, bad faith, self-dealing or breach of the duty of loyalty.

5.	Exculpation and Limitation of Liability

Pursuant to the Plan, none of (a) the Debtors, (b) the directors, officers or employees of any of the Debtors serving at any time during the pendency of the Chapter 11 Cases, (c) the Professionals or Court-retained agents of the Debtors, (d) the Unofficial Committee of Senior Secured Noteholders and its professionals employed in connection with the Chapter 11 Cases and, solely in their respective capacities as members of the Unofficial Committee of Senior Secured Noteholders, each member of the Unofficial Committee of Senior Secured Noteholders and such member’s directors, officers, partners, members, employees, affiliates, agents, attorneys and advisors, (e) the Committee and its Professionals and, solely in their respective capacities as members or representatives of the Committee, each member of the Committee, (f) U.S. Bank National Association, individually and in its capacities as collateral agent and indenture trustee for the Senior Secured Notes, and its directors, officers and employees and its professionals employed in connection with the Chapter 11 Cases, or (g) any of the successors or assigns of any of the parties identified in the foregoing clauses (a) through (f), will have or incur any liability to any Holder of a Claim or an Interest, or any other party in interest, or any of their respective members, directors, officers, employees, advisors, attorneys, professionals, agents, partners, stockholders or affiliates, or any of their respective successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the

Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence or willful misconduct, and such parties in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Further pursuant to the Plan, no Holder of a Claim or an Interest, no other party in interest, none of their respective members, directors, officers, employees, advisors, attorneys, professionals, agents, partners, stockholders or affiliates, and none of their respective successors or assigns, will have any right of action against (a) any of the Debtors, (b) the directors, officers or employees of any of the Debtors serving at any time during the pendency of the Chapter 11 Cases, (c) the professionals or Court-retained agents of the Debtors, (d) the members and professionals of the Committee, but only in their capacities as such, (e) U.S. Bank National Association, individually and in its capacities as collateral agent and indenture trustee for the Senior Secured Notes, and its directors, officers and employees and its professionals employed in connection with the Chapter 11 Cases or (f) any of the successors or assigns of any of the parties identified in the foregoing clauses (a) through (e), for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, the formulation, negotiation or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence or willful misconduct.

6.	Injunction

Pursuant to the Plan, Confirmation of the Plan will have the effect of, among other things, permanently enjoining (a) all Entities or Persons that have held, hold or may hold or have asserted, assert or may assert Claims against or Interests in the Estates with respect to any such Claim or Interest, and (b) respecting (vi)(A), (vi)(B), and (vi)(C) of this paragraph, the Estates and the Liquidating Trust, from and after the Effective Date, from taking any of the following actions (other than actions to enforce any rights or obligations under the Plan): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Estates or the Liquidating Trust or any of its or their property; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Estates or the Liquidating Trust or any of its or their property; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Estates or the Liquidating Trust or any of its or their property; (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Estates or the Liquidating Trust or any of its or their property, except with respect to any right of setoff asserted prior to the entry of the Confirmation Order, whether asserted in a Proof of Claim or otherwise, or as otherwise contemplated or allowed by the Plan; (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (vi) prosecuting or otherwise asserting (A) any Claim or Interest, including any right, claim or Cause of Action, released pursuant to the Plan, (B) any form of objection to any Claim that is Allowed by the Plan, or

(C) asserting Avoidance Actions against any Holder of a Claim that is Allowed by the Plan. Additionally, unless otherwise explicitly stated in the Plan, this injunction will prohibit the assertion against the Liquidating Trust, the Liquidating Trustee and the Liquidating Trust Committee of all Claims or Interests, if any, related to the Debtors.

Confirmation of the Plan will further have the effect of permanently enjoining all Persons from obtaining (i) any documents or other materials from current counsel for the Debtors and the Committee that are in the possession of such counsel as a result of or arising in any way out of their representations of the Debtors and/or the Committee, or (ii) Books and Records from the Document Administrator, except in accordance with Article V.D of the Plan.

7.	Compromises and Settlements

Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle Claims (a) against them and (b) that they have against other Persons. The Debtors expressly reserve the right (with Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons at any time up to and including the Effective Date.

After the Effective Date, such right will pass to the Liquidating Trust and will be governed by the terms of Article VI.I of the Plan and the Liquidating Trust Agreement.

8.	Satisfaction of Subordination Rights

All Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to Distributions on account of Claims against the Debtors based upon any subordination rights, whether asserted or unasserted, legal or equitable, will be deemed satisfied by the Distributions under the Plan to Claimholders having such subordination rights, and such subordination rights will be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims under the Plan will not be subject to levy, garnishment, attachment or like legal process by any Claimholder by reason of any subordination rights or otherwise, so that each Claimholder will have and receive the benefit of the Distributions in the manner set forth in the Plan.

G.	Other Matters

1.	Treatment of Executory Contracts and Unexpired Leases

a.	Rejected Contracts and Leases

Except as otherwise provided in the Plan, the Sale Order, or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, each of the Executory Contracts and Unexpired Leases to which any Debtor is a party will be deemed automatically rejected by the applicable Debtor as of the Effective Date, unless such contract or lease (i) previously has been assumed or rejected by the Debtors, (ii) expired or terminated pursuant to its own terms, (iii) is the subject of a motion to assume or reject pending before the Court as of the Confirmation Date or (iv) is identified on Exhibit D to the Plan as a Contract to be assumed; provided, however, that nothing contained in the Plan will constitute an admission by any Debtor that any such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor or its successors and assigns has any liability thereunder; and, provided further, that the Debtors reserve their right, at any time before the Confirmation Date, to assume any Executory Contract or Unexpired Lease that was not already rejected prior to the Confirmation Date. The Confirmation Order will constitute an order of the Court approving the rejections described in this paragraph, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

b.	Rejection Damages Bar Date

If the rejection of an Executory Contract or Unexpired Lease pursuant to Article VII.A of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the applicable Debtor or its Estate, the Liquidating Trust or their respective successors or properties unless a Proof of Claim is filed with the Court and served on counsel for the Liquidating Trust within thirty (30) days after service of notice of entry of the Confirmation Order.

c.	Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements, including amendments, entered into any time prior to the Effective Date, to indemnify, reimburse or limit the liability of any Person pursuant to the Debtors’ certificates of incorporation, bylaws, policy of providing employee indemnification, applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against such Persons based upon any act or omission related to such Persons’ service with, for or on behalf of the Debtors prior to the Effective Date with respect to all present and future actions, suits and proceedings relating to the Debtors will survive confirmation of the Plan and except as set forth in the Plan, remain unaffected thereby, and will not be discharged, irrespective of whether such defense, indemnification, reimbursement or limitation of liability accrued or is owed in connection with an occurrence before or after the Petition Date; provided, however, that all monetary obligations arising due to the Debtors’ indemnification obligations will be limited solely to available insurance coverage and neither the Liquidating Trust, the Liquidating Trustee nor any of their assets will be liable for any such obligations. This provision for indemnification obligations does not apply to or cover any Claims, suits or actions against a Person that result in a final order determining that such Covered Person is liable for fraud, willful misconduct, gross negligence, bad faith, self-dealing or breach of the duty of loyalty.

2.	Allowance and Payment of Certain Administrative Claims

a.	Professional Fee Claims

(i)	Final Fee Applications

All final requests for payment of Professional Fee Claims (the “Final Fee Applications”) must be filed no later than forty-five (45) days after the Effective Date. Objections, if any, to Final Fee Applications of such Professionals must be filed and served on the Liquidating Trust, the Liquidating Trust Committee, counsel for the Unofficial Committee of Senior Secured Noteholders, the requesting Professional and the Office of the United States Trustee no later than twenty (20) days from the date on which each such Final Fee Application is served and filed. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court, the Allowed amounts of such Professional Fee Claims will be determined by the Court.

(ii)	Employment of Professionals after the Effective Date

From and after the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code or any order previously entered by the Court in seeking retention or compensation for services rendered or expenses incurred after such date will terminate.

b.	Substantial Contribution Compensation and Expenses Bar Date

Any Person who wishes to make a Substantial Contribution Claim based on facts or circumstances arising after the Petition Date must file an application with the clerk of the Court, on or before the Administrative Claims Bar Date, and serve such application on the Liquidating Trust and the Liquidating Trust Committee and as otherwise required by the Court and the Bankruptcy Code on or before the Administrative Claims Bar Date, or be forever barred from seeking such compensation or expense reimbursement. Objections, if any, to the Substantial Contribution Claim must be filed no later than the Administrative Claims Objection Deadline, unless otherwise extended by Order of the Court.

c.	Other Administrative Claims

All other requests for payment of an Administrative Claim arising after the Petition Date, other than Professional Fee Claims, must be filed with the Court and served on the Liquidating Trust and the Liquidating Trust Committee no later than the Administrative Claims Bar Date. Unless the Liquidating Trust or any other party in interest objects to an Administrative Claim by the Administrative Claims Objection Deadline, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Liquidating Trust or any other party in interest objects to an Administrative Claim, the Court will determine the Allowed amount of such Administrative Claim.

3.	Modifications and Amendments

The Debtors may alter, amend or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date provided that the Debtors have received the prior written consent of the Unofficial Committee of Senior Secured Noteholders and the Committee, which consent will not unreasonably be withheld. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims under the Plan; provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or order of the Court.

4.	Payment of Statutory Fees

All fees payable through the Effective Date pursuant to 28 U.S.C. § 1930 will be paid on or as soon as practicable after the Effective Date. The Debtors, prior to the Effective Date, and the Liquidating Trust, from and after the Effective Date, will pay statutory fees to the U.S. Trustee in accordance with 28 U.S.C. § 1930 until the Chapter 11 Cases are closed or converted and/or the entry of final decrees. In addition, the Liquidating Trust will file post-confirmation quarterly reports or any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformance with the U.S. Trustee Guidelines. The U.S. Trustee will not be required to file a request for payment of its quarterly fees, which will be deemed an Administrative Claim against the Debtors and their Estates.

5.	Revocation, Withdrawal or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by such Debtors or any other Person.

6.	Plan Supplement(s)

Exhibits to the Plan not attached thereto will be filed in one or more Plan Supplements by the Plan Supplement Filing Date. Any Plan Supplement (and amendments thereto) filed by the Debtors will be deemed an integral part of the Plan and will be incorporated by reference as if fully set forth therein. Substantially contemporaneously with their filing, the Plan Supplements may be viewed at the Debtors’ case website (http://www.gcginc.com/cases/svnt) or the Court’s website (http://www.deb.uscourts.gov). Copies of case pleadings, including the Plan Supplements, also may be examined between the hours of 8:00 a.m. and 4:00 p.m., Monday through Friday, excluding federal holidays, at the Office of the Clerk of the Court, 824 N. Market St., 3rd Floor, Wilmington, Delaware 19801. Finally, copies of case pleadings also may be obtained by written request to the Claims Agent, at SVNTInfo@gcginc.com. The documents contained in any Plan Supplements will be approved by the Court pursuant to the Confirmation Order.

H.	Retention of Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order, substantial consummation of the Plan and occurrence of the Effective Date, the Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, the Plan, the Liquidating Trust Agreement, the Liquidating Trust and the Document Administrator Agreement to the fullest extent permitted by law, including, among other things, jurisdiction to:

1.       To the extent not otherwise determined by the Plan, to determine (i) the allowance, classification or priority of Claims upon objection by any party in interest entitled to file an objection, or (ii) the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances against assets of the Estates, Causes of Action, or property of the Estates or the Liquidating Trust;

2.       To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Entity or Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any other order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to therein, and to determine all matters that may be pending before the Court in the Chapter 11 Cases on or before the Effective Date with respect to any Entity or Person;

3.       To protect the assets or property of the Estates and/or the Liquidating Trust, including Causes of Action, from claims against, or interference with, such assets or property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning Liens or other encumbrances on any assets of the Estates;

4.       To determine any and all applications for allowance of Professional Fee Claims;

5.       To determine any Priority Tax Claims, Priority Non-Tax Claims or Administrative Claims, entitled to priority under section 507(a) of the Bankruptcy Code;

6.       To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions under the Plan;

7.       To determine any and all motions related to the rejection, assumption or assignment of Executory Contracts or Unexpired Leases or determine any issues arising from the deemed rejection of Executory Contracts and Unexpired Leases set forth in Article VII of the Plan;

8.       Except as otherwise provided in the Plan, to determine all applications, motions, adversary proceedings, contested matters, actions and any other litigated matters instituted in and prior to the closing of the Chapter 11 Cases, including any remands;

9.       To enter a Final Order closing each the Chapter 11 Cases;

10.       To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out their intent and purposes;

11.       To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Entity or Person, to the full extent authorized by the Bankruptcy Code;

12.       To determine any tax liability pursuant to section 505 of the Bankruptcy Code;

13.       To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

14.       To resolve any disputes concerning whether an Entity or Person had sufficient notice of the Chapter 11 Cases, the applicable Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

15.       To resolve any dispute or matter arising under or in connection with any order of the Court entered in the Chapter 11 Cases;

16.       To authorize, as may be necessary or appropriate, sales of assets as necessary or desirable and resolve objections, if any, to such sales;

17.       To resolve any disputes concerning any release, injunction, exculpation or other waiver or protection provided in the Plan;

18.       To approve, if necessary, any Distributions, or objections thereto, under the Plan;

19.       To approve, as may be necessary or appropriate, any Claims settlement entered into or offset exercised by the Liquidating Trust;

20.       To resolve any dispute or matter arising under or in connection with the Liquidating Trust;

21.       To resolve any dispute or matter relating to the Document Administrator, including with respect to the Document Administrator’s assertion of applicable privileges and production of documents;

22.       To order the production of documents, disclosures or information, or to appear for deposition demanded pursuant to Bankruptcy Rule 2004; and

23.       To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code.

ARTICLE V

VOTING REQUIREMENTS;

ACCEPTANCE AND CONFIRMATION OF THE PLAN

A.	General

The Bankruptcy Code requires that, in order to confirm the Plan, the Court must make a series of findings concerning the Plan and the Debtors, including that (i) the Plan has classified Claims in a permissible manner; (ii) the Plan complies with applicable provisions of the Bankruptcy Code; (iii) the Plan has been proposed in good faith and not by any means forbidden by law; (iv) the disclosure required by section 1125 of the Bankruptcy Code has been made; (v) the Plan has been accepted by the requisite votes of Holders of Claims (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code); (vi) the Plan is feasible and confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors unless such liquidation or reorganization is proposed in the Plan; (vii) the Plan is in the “best interests” of all Holders of Claims in an Impaired Class by providing to such Holders on account of their Claims property of a value, as of the effective date of the Plan (the “Effective Date”), that is not less than the amount that such Holders would receive or retain in a chapter 7 liquidation, unless each Holder of a Claim in such Class has accepted the Plan; and (viii) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Court at the hearing on confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date.

B.	Parties in Interest Entitled to Vote

Pursuant to the Bankruptcy Code, only Classes of Claims that are “impaired” (as defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the Claims of that Class entitled the Holders of such Claims are modified, other than by curing defaults and reinstating the Claims. Classes that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan.

C.	Classes Impaired and Entitled to Vote under the Plan

The following Classes are Impaired under the Plan and entitled to vote on the Plan:

Class	Claim	Status	Voting Right
3	Senior Secured Noteholder Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote

Acceptances of the Plan are being solicited only from Holders of Claims in Classes 3 and 4 that will or may receive consideration under the Plan. Holders of Claims and Interests in Classes 5,

6, 7 and 8 are deemed to reject the Plan. Holders of Claims in Classes 1 and 2 are deemed to accept the Plan and are not entitled to vote.

D.	Voting Procedures and Requirements

1.	Ballots

The Solicitation Procedures Order sets March 10, 2014, as the record date for voting on the Plan (the “Record Date”). Accordingly, only Holders of record as of the Record Date that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

In voting for or against the Plan, please use only the Ballot sent to you with this Disclosure Statement. If you are a Holder of a Claim in Classes 3 or 4 and did not receive a Ballot, if your Ballot is damaged or lost or if you have any questions concerning voting procedures, please contact the Voting Agent at 1-866-297-1238 or at svntinfo@gcginc.com.

2.	Returning Ballots

If you are entitled to vote to accept or reject the Plan, you should read carefully, complete, sign and return your Ballot, with original signature, in the enclosed envelope.

TO BE COUNTED, YOUR BALLOT WITH YOUR ORIGINAL SIGNATURE INDICATING YOUR ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 4:00 P.M. (EASTERN TIME) ON MAY 5, 2014 (THE “VOTING DEADLINE”).

3.	Voting

Pursuant to section 105(a) of the Bankruptcy Code, Bankruptcy Rules 2002(a)(7) and 3003(c)(2) and the Bar Date Order, any creditors whose claims (a) are scheduled in the Debtors’ Schedules as disputed, contingent or unliquidated and which are not the subject of a timely-filed proof of claim, or a proof of claim deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any order of the Court, or otherwise deemed timely filed under applicable law; or (b) are not scheduled and are not the subject of a timely-filed proof of claim, or a proof of claim deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any order of the Court, or otherwise deemed timely filed under applicable law (the “Non-Voting Claims”), will be denied treatment as creditors with respect to such claims for purposes of (a) voting on the Plan, (b) receiving distributions under the Plan and (c) receiving notices, other than by publication, regarding the Plan.

For purposes of voting, the amount of a Claim used to calculate acceptance or rejection of the Plan under section 1126 of the Bankruptcy Code will be determined in accordance with the following hierarchy:

a.	if an order has been entered by the Court determining the amount of such Claim, whether pursuant to Bankruptcy Rule 3018 or otherwise, then in the amount prescribed by the order;

b.	if no such order has been entered, then in the liquidated amount contained in a timely-filed proof of claim that is not the subject of an objection as of the Claims Objection Deadline; and

c.	if no such proof of claim has been timely filed, then in the liquidated, noncontingent and undisputed amount contained in the Debtors’ Schedules.

For purposes of voting, the following conditions will apply to determine the amount and/or classification of a Claim:

a.	if a Claim is partially liquidated and partially unliquidated, such Claim will be allowed for voting purposes only in the liquidated amount;

b.	if a scheduled or filed Claim has been paid, such Claim will be disallowed for voting purposes; and

c.	the holder of a timely-filed proof of claim that is filed in a wholly unliquidated, contingent, disputed and/or unknown amount, and is not the subject of an objection as of the Claims Objection Deadline, is entitled to vote in the amount of $1.00.

Pursuant to the Solicitation Procedures Order, the deadline for filing and serving motions pursuant to Bankruptcy Rule 3018(a) seeking temporary allowance of claims for the purpose of accepting or rejecting the Plan will be April 21, 2014 at 4:00 p.m. (Eastern Time) (the “Rule 3018(a) Motion Deadline”).

E.	Acceptance of Plan

As a condition to confirmation, the Bankruptcy Code requires that each class of impaired claims vote to accept the Plan, except under certain circumstances. See “Confirmation Without Necessary Acceptances; Cramdown” below. A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of those that vote in such class vote to accept the plan. Only those holders of claims who actually vote count in these tabulations. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan.

In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by a court to be in the best interests of each holder of a claim or interest in such class. See “Best Interests Test” below. Moreover, each impaired class must accept the plan for the plan to be confirmed without application of the “fair and equitable” and “unfair discrimination” tests set forth in section 1129(b) of the Bankruptcy Code discussed below. See “Confirmation Without Necessary Acceptances; Cramdown” below.

F.	Confirmation Without Necessary Acceptances; Cramdown

In the event that any impaired class of claims or interests does not accept a plan, a debtor nevertheless may move for confirmation of the plan. A plan may be confirmed, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims, and the plan meets the “cramdown” requirements set forth in section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code requires that a court find that a plan (i) “does not discriminate unfairly” and (ii) is “fair and equitable,” with respect to each non-accepting impaired class of claims or interests.

Here, because Classes 5, 6, 7 and 8 are deemed to reject the Plan, the Debtors will seek confirmation of the Plan from the Court by satisfying the “cramdown” requirements set forth in section 1129(b) of the Bankruptcy Code. The Debtors believe that such requirements are satisfied as no Claim or Interest Holder junior to those in Classes 5-8 will receive any property under the Plan.

1.	No Unfair Discrimination

A plan “does not discriminate unfairly” if (a) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similar to those of the nonaccepting class, and (b) no class receives payments in excess of that which it is legally entitled to receive for its claims or interests. The Debtors believe that under the Plan all impaired Classes of Claims and Interests are treated in a manner that is consistent with the treatment of other Classes of Claims and Interests that are similarly situated, if any, and no class of Claims or Interests will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims or Allowed Interests in such Class. Accordingly, the Debtors believe the Plan does not discriminate unfairly as to any Impaired Class of Claims or Interests.

2.	Fair and Equitable Test

With respect to a dissenting class of claims or interests, the “fair and equitable” standard requires that a plan provide that either the claims or interests in each class received everything to which they are legally entitled or that classes junior in priority to the class receive nothing. The strict requirement of the allocation of full value to dissenting classes before any junior class can receive distribution is known as the “absolute priority rule.”

The Bankruptcy Code establishes different “fair and equitable” tests for holders of secured claims, unsecured claims and interests, which may be summarized as follows:

a.       Secured Claims. Either (i) each holder of a claim in an impaired class of secured claims retains its liens securing its secured claim and it receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each holder of a claim in an impaired class of secured claims realizes the indubitable equivalent of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds and the treatment of such liens on proceeds as provided in clause (i) or (ii) of this subparagraph.

b.       Unsecured Claims. Either (i) each holder of a claim in an impaired class of unsecured claims receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the chapter 11 plan, subject to the applicability of the judicial doctrine of contributing new value.

c.       Equity Interests. Either (i) each holder of an equity interest in an impaired class of interests will receive or retain under the chapter 11 plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock or (ii) the holders of interests that are junior to the stock will not receive any property under the chapter 11 plan, subject to the applicability of the judicial doctrine of contributing new value.

As discussed above, the Debtors believe that the distributions provided under the Plan satisfy the absolute priority rule.

ARTICLE VI

FEASIBILITY AND BEST INTERESTS OF CREDITORS

A.	Best Interests Test

Before the Plan may be confirmed, the Court must find the Plan provides, with respect to each Impaired Class, that each Holder of a Claim in such Class either (i) has accepted the Plan or (ii) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtors liquidated under chapter 7 of the Bankruptcy Code.

Under the Plan, Classes 3-8 are Impaired. Classes 5-8 will not receive or retain any property under either the Plan or in a chapter 7 liquidation. Classes 3 and 4 are Impaired, but will receive a distribution both under the Plan and in a chapter 7 liquidation. To the extent that these Classes do not unanimously vote in favor of the Plan, the Holders in such Classes must receive at least as much value under the Plan as they would in a chapter 7 liquidation in order for the Plan to be confirmable by the Court. As discussed in more detail below, Holders of both Class 3—Senior Secured Noteholder Claims and Class 4—General Unsecured Claims would receive a lower recovery in a chapter 7 liquidation than under the Plan. Moreover, the failure to confirm the Plan likely would lead to material delays in distributions to both Classes of Claims, further reducing the effective recoveries to Holders in such Classes.

1.	Class 3—Senior Secured Noteholder Claims

The Plan provides that Holders of Allowed Class 3—Senior Secured Noteholder Claims will receive their Pro Rata shares of (i) the Final Cash Sweep Proceeds, (ii) any Cash from the Professional Fee Reserve and Administrative Claim Reserve returned by the Liquidating Trustee to the Senior Secured Notes Trustee, and (iii) the net proceeds of the Remaining Assets, if any, if and when and to the extent that such assets are liquidated by the Senior Secured Notes Trustee in accordance with the Senior Secured Notes Indenture. The Final Cash Sweep Proceeds will be distributable to the Senior Secured Notes Trustee on the Effective Date, and the proceeds of the

Remaining Assets will be distributable if and when such assets are liquidated by the Senior Secured Notes Trustee. The Liquidating Trustee will return Cash remaining in the Professional Fee Reserve and Administrative Claim Reserve (if any) to the Senior Secured Notes Trustee after all Professional Fee Claims, Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims are either Allowed or Disallowed, and paid.

If the Plan is not confirmed and the Chapter 11 Cases instead are converted to cases under chapter 7 of the Bankruptcy Code, such conversion will trigger a termination event under the Final Cash Collateral Order, at which time the Debtors may fund a carve-out reserve (the “Carve-Out”) from cash on hand and other available assets. The Carve-Out will include, among other amounts, (i) the reasonable fees and expenses incurred by a chapter 7 trustee in an amount not to exceed $25,000 and (ii) up to $1.5 million of allowed fees and expenses incurred by professionals of the Debtors after the termination event, so long as such amounts do not exceed the amounts allocated for professional fees in the Budget. Because the funding of these Carve-Out amounts would reduce, dollar-for-dollar, the amounts that otherwise would have been paid to the Senior Secured Noteholders as part of the Final Cash Sweep Proceeds, the distribution received by Senior Secured Noteholders would be less in a chapter 7 liquidation than it would have been under the Plan.

Moreover, if the Plan is not confirmed and the cases are converted to cases under chapter 7 of the Bankruptcy Code, the amounts that would have been distributable as the Final Cash Sweep Proceeds would instead pass into the chapter 7 estates. Although such amounts would remain Cash Collateral of the Senior Secured Noteholders, the chapter 7 trustee might seek and obtain the right to use such Cash Collateral in the administration of the chapter 7 cases. To the extent that a chapter 7 trustee obtained authority to use such Cash Collateral, the ultimate recovery to the Senior Secured Noteholders would be less than the recovery that would have been available under the Plan.

2.	Class 4—General Unsecured Claims

The Plan provides that Holders of Allowed Class 4—General Unsecured Claims will receive their Pro Rata shares of the Liquidating Trust Interests. Such Liquidating Trust Interests entitle the Holders thereof to distributions of Liquidating Trust Assets, which include (i) cash and (ii) claims and causes of action (the “Actions”). If the Plan is not confirmed, and the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, these assets or the proceeds thereof will be distributed to Holders of General Unsecured Claims pursuant to the Alternative Trust Structure. As such, even if the Chapter 11 Cases convert to cases under chapter 7 of the Bankruptcy Code, the distributions to Holders of General Unsecured Claims will be made by a third-party trustee (and not the chapter 7 trustee).

In a chapter 7 context, however, the recovery to Holders of General Unsecured Claims will be less than that under the Plan. First, if a liquidating trust is created pursuant to a plan of liquidation, such trust will receive start-up funding in the amount of the Liquidating Trust Funding Amount. If that funding were not available—as it would not be under the Alternative Trust Structure—the fees and expenses incurred by the alternative trust necessarily would be paid out the trust’s assets, thereby reducing the assets available for distribution to Holders of General Unsecured Claims.

Moreover, the Committee’s professionals are entitled to reimbursement from the proceeds of the liquidating trust on a first-out basis for the balance of any unpaid fees or expenses allowed by the Court. To the extent that the Plan is not confirmed, and an Alternative Trust Structure must be negotiated and implemented, the fees of the Committee’s professionals necessarily would rise—and the recoveries to Holders of General Unsecured Claims would be reduced dollar-for-dollar for the incremental increase in Committee professional fees and expenses.

A comparison of the relative recoveries to Holders of General Unsecured Claims under the Plan and in a chapter 7 liquidation is attached hereto as Exhibit B.

In sum, for the reasons set forth above and in Exhibit B, the Debtors believe that Holders of Claims and Interests in all Impaired Classes will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Holders would receive or retain if the Debtors liquidated under chapter 7 of the Bankruptcy Code.

B.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successors to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. The Plan provides for the distribution of all of the Debtors’ assets to either the Collateral Agent or the Liquidating Trust, and for distributions of Cash from the Liquidating Trust to Creditors in accordance with the terms of the Liquidating Trust Agreement. The Debtors will not be conducting any business operations after the Effective Date.

As such, provided that the Plan is confirmed and consummated, the Estates will no longer exist to be subject to future reorganization or liquidation. Accordingly, the Debtors believe that the Plan is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.

ARTICLE VII

EFFECT OF CONFIRMATION

A.	Binding Effect of Confirmation

Confirmation will bind the Debtors and all Holders of Claims and Interests to the provisions of the Plan, whether or not the Claim or Interest of any such Holder is Impaired under the Plan and whether or not any such Holder of a Claim or Interest has accepted the Plan.

B.	Good Faith

Confirmation of the Plan will constitute a finding that: (i) the Plan has been proposed in good faith and in compliance with applicable provisions of the Bankruptcy Code; and (ii) all solicitations of acceptances or rejections of the Plan have been in good faith and in compliance with applicable provisions of the Bankruptcy Code.

ARTICLE VIII

CERTAIN RISK FACTORS TO BE CONSIDERED

THE PLAN AND ITS IMPLEMENTATION ARE SUBJECT TO CERTAIN RISKS, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS SET FORTH BELOW. HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE PLAN, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation. No representations concerning or related to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

A.	Plan May Not Be Accepted

There can be no assurance that the requisite acceptances to confirm the Plan will be obtained. Thus, while the Debtors believe the Plan is confirmable under the standards set forth in section 1129 of the Bankruptcy Code, there is no guarantee that the Plan will be accepted by the requisite Classes entitled to vote on the Plan.

B.	Certain Bankruptcy Law Considerations

Even if the Holders of Claims who are entitled to vote accept the Plan, the Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, that the value of distributions to dissenting Holders of Claims or Interests may not be less than the value such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe the Plan meets such requirement, there can be no assurance the Court will reach the same conclusion.

C.	Distributions to Holders of Allowed Claims Under The Plan

Projected distributions are based upon good faith estimates of the total amount of Claims ultimately Allowed and the funds available for distribution. Both the actual amount of Allowed Claims in a particular Class and the funds available for distribution to such Class may differ from the Debtors’ estimates. If the total amount of Allowed Claims in a Class is higher than the Debtors’ estimates, or the funds available for distribution to such Class are lower than the Debtors’ estimates, the percentage recovery to Holders of Allowed Claims in such Class will be less than projected.

Further, although the CVS Litigation claims and Avoidance Actions are being transferred to the Liquidating Trust, there is no guarantee that the Liquidating Trust will be able to obtain any recoveries on account of such actions. Litigation is inherently speculative and uncertain in nature and no creditor should rely upon the potential for recovery by these actions as a basis for recovery on account of their Allowed General Unsecured Claim.

Moreover, a substantial amount of time may elapse between the Effective Date and the receipt of distributions because of the time required to achieve recovery of certain assets and final resolution of Disputed Claims.

D.	Conditions Precedent to Consummation of the Plan

The Plan provides for certain conditions that must be satisfied (or waived) prior to confirmation of the Plan and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, there can be no assurance that the Plan will be confirmed by the Court. Further, if the Plan is confirmed, there can be no assurance that the Plan will be consummated.

E.	Certain Tax Considerations

There are a number of material income tax considerations, risks and uncertainties associated with consummation of the Plan. Holders of Claims and other interested parties should read carefully the discussion of certain federal income tax consequences of the Plan set forth below.

ARTICLE IX

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors and to Holders of Claims and Interests. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date hereof.

Due to the complexity of certain aspects of the Plan, the lack of applicable legal precedent, the possibility of changes in the law, the differences in the nature of the Claims, each Holder’s status and method of accounting and the potential for disputes as to legal and factual matters with the IRS, the tax consequences described herein are uncertain. No legal opinions have been requested from counsel with respect to any of the tax aspects of the Plan and no rulings have been or will be requested from the IRS with respect to the any of the issues discussed below. Further, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth below as well as the tax consequences to the Debtors and the Holders of Claims and Interests.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or the Holders of Claims or Interests in light of their personal circumstances, nor does the discussion deal with tax issues with respect to taxpayers subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, financial institutions, real estate investment trusts, tax-exempt organizations, small business investment companies, regulated investment companies, foreign taxpayers, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, and persons holding Claims or Interests as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” with other investments). This discussion does not address the tax consequences to Holders of Claims who did not acquire such Claims at the issue price on original issue. No aspect of foreign, state, local or estate and gift taxation is addressed.

EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT WITH SUCH HOLDER’S TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PLAN.

A.	Tax Consequences to the Debtors

Pursuant to the Tax Code and subject to certain exceptions, a taxpayer generally must recognize income from the cancellation of indebtedness (“COD Income”) to the extent that such taxpayer’s indebtedness is discharged for an amount less than the indebtedness’ adjusted issue price determined in the manner described below. Generally, the amount of COD Income, subject to certain statutory and judicial exceptions, is the excess of (i) the adjusted issue price of the discharged indebtedness less (ii) the sum of the fair market value (determined at the date of the exchange) of the consideration, if any, given in exchange for such discharged indebtedness.

Section 108(a)(l)(A) of the Tax Code provides an exception to the recognition of COD Income where a taxpayer discharging indebtedness is under the jurisdiction of a court in a case under title 11 of the Bankruptcy Code and where the discharge is granted, or is effected pursuant to a plan approved, by a U.S. Bankruptcy Court (the “Bankruptcy Exception”). Under the Bankruptcy Exception, instead of recognizing COD Income, the taxpayer is required, pursuant to Section 108(b) to reduce certain of that taxpayer’s tax attributes to the extent of the amount of COD Income. The attributes of the taxpayer generally are reduced in the following order: net operating losses, general business and minimum tax credit carryforwards, capital loss carryforwards, the basis of the taxpayer’s assets and, finally, foreign tax credit carryforwards (collectively, “Tax Attributes”). If the amount of COD Income exceeds the amount of Tax Attributes available to be reduced, the excess still is excluded from income. Pursuant to Section 108(b)(4)(A), the reduction of Tax Attributes does not occur until the end of the taxable year after such Tax Attributes have been applied to determine the tax in the year of discharge or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD Income is realized. Section l08(e)(2) provides a further exception to the recognition of COD Income upon the discharge of debt, providing that a taxpayer will not recognize COD Income to the extent that the taxpayer’s satisfaction of the debt would have given rise to a deduction for United States federal income tax purposes.

B.	Tax Consequences to Creditors

1.	Holders of Claims

Generally, a Holder of a Claim should in most, but not all circumstances, recognize gain or loss equal to the difference between the “amount realized” by such Holder in exchange for its

Claim and such Holder’s adjusted tax basis in the Claim. The “amount realized” is equal to the sum of the cash and the fair market value of any other consideration received under a plan of reorganization in respect of a Holder’s Claim. The tax basis of a Holder in a Claim will generally be equal to the Holder’s cost. To the extent applicable, the character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Claim in the Holder’s hands, the purpose and circumstances of its acquisition, the Holder’s holding period of the Claim, and the extent to which the Holder previously claimed a deduction for the worthlessness of all or a portion of the Claim. Generally, if the Claim is a capital asset in the Holder’s hands, any gain or loss realized generally will be characterized as capital gain or loss, and will constitute long-term capital gain or loss if the Holder has held such Claim for more than one year.

A Holder who received Cash (or potentially other consideration) in satisfaction of its Claims may recognize ordinary income or loss to the extent that any portion of such consideration is characterized as accrued interest. A Holder who did not previously include in income accrued but unpaid interest attributable to its Claim, and who receives a distribution on account of its Claim pursuant to the Plan, will be treated as having received interest income to the extent that any consideration received is characterized for United States federal income tax purposes as interest, regardless of whether such Holder realizes an overall gain or loss as a result of surrendering its Claim. A Holder who previously included in its income accrued but unpaid interest attributable to its Claim should recognize an ordinary loss to the extent that such accrued but unpaid interest is not satisfied, regardless of whether such Holder realizes an overall gain or loss as a result of the distribution it may receive under the Plan on account of its Claim.

2.	Non-United States Persons

A Holder of a Claim that is a non-United States Person generally will not be subject to United States federal income tax with respect to property (including money) received in exchange for such Claim pursuant to the Plan, unless (i) such Holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is “effectively connected” for United States federal income tax purposes, or (ii) if such Holder is an individual, such Holder is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

C.	Tax Treatment of the Liquidating Trust

Upon the Effective Date, the Liquidating Trust will be established for the benefit of Holders of Allowed General Unsecured Claims, whether Allowed on or after the Effective Date.

1.	Classification of the Liquidating Trust

The Liquidating Trust is intended to qualify as a liquidating trust for federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated for federal income tax purposes as a “grantor” trust (i.e., a pass-through entity). The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Liquidating Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including the Liquidating Trustee and the Holders of beneficial interests in the Liquidating Trust) are required to treat for federal income tax purposes the Liquidating Trust as a grantor trust of which the Holders of Allowed Claims are the owners and grantors. While the following discussion assumes that the Liquidating Trust would be so treated for federal income tax purposes, no ruling has been requested from the IRS concerning the tax status of the Liquidating Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Liquidating Trust as a grantor trust. If the IRS were to challenge successfully such classification, the federal income tax consequences to the Liquidating Trust and the Holders of Claims could vary from those discussed herein.

2.	General Tax Reporting by the Trust and Beneficiary

For all federal income tax purposes, all parties (including the Liquidating Trustee and the Holders of beneficial interests in the Liquidating Trust) will be required to treat the transfer of assets to the Liquidating Trust, in accordance with the terms of the Plan, as a transfer of those assets directly to the Holders of Allowed General Unsecured Claims followed by the transfer of such assets by such Holders to the Liquidating Trust. Consistent therewith, all parties are required to treat the Liquidating Trust as a grantor trust of which such Holders are to be owners and grantors. Thus, such Holders (and any subsequent Holders of interests in the Liquidating Trust) will be treated as the direct owners of an undivided beneficial interest in the assets of the Liquidating Trust for all federal income tax purposes. Accordingly, each Holder of a beneficial interest in the Liquidating Trust will be required to report on its federal income tax return(s) the Holder’s allocable share of all income, gain, loss, deduction or credit recognized or incurred by the Liquidating Trust.

The federal income tax reporting obligation of a Holder of a beneficial interest in the Liquidating Trust is not dependent upon the Liquidating Trust distributing any cash or other proceeds. Therefore, a Holder of a beneficial interest in the Liquidating Trust may incur a federal income tax liability regardless of the fact that the Liquidating Trust has not made, or will not make, any concurrent or subsequent distributions to the Holder. If a Holder incurs a federal tax liability but does not receive distributions commensurate with the taxable income allocated to it in respect of its beneficial interests in the Liquidating Trust it holds, the Holder may be allowed a subsequent or offsetting loss.

The Liquidating Trustee will file tax returns with the IRS for the Liquidating Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a). The Liquidating Trustee will also send to each Holder of a beneficial interest in the Liquidating Trust a separate statement setting forth the Holder’s share of items of income, gain, loss, deduction or credit and will instruct the Holder to report such items on its federal income tax return.

All payments to Creditors and Interest Holders are subject to any applicable withholding (including employment tax withholding). Under the Internal Revenue Code, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” then in effect. Backup withholding generally applies if the Holder (a) fails to furnish his or her social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax if an appropriate refund claim is filed with the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

3.	Allocations of Taxable Income and Loss

Allocations of taxable income of the Liquidating Trust among Holders of Claims will be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its respective assets to the Holders of the beneficial interests in the Liquidating Trust, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust assets.

After the Effective Date, any amount a Holder receives as a distribution from the Liquidating Trust in respect of its beneficial interest in the Liquidating Trust should not be included, for federal income tax purposes, in the Holder’s amount realized in respect of its Allowed Claim but should be separately treated as a distribution received in respect of such Holder’s beneficial interest in the Liquidating Trust.

In general, a Holder’s aggregate tax basis in its undivided beneficial interest in the assets transferred to the Liquidating Trust will equal the fair market value of such undivided beneficial interest as of the Effective Date and the Holder’s holding period in such assets will begin the day following the Effective Date. Distributions to any Holder of an Allowed Claim will be allocated first to the original principal portion of such Claim as determined for federal tax purposes, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim. However, there is no assurance that the IRS will respect such allocation for federal income tax purposes.

The tax book value of the Liquidating Trust assets for this purpose will equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements. Uncertainties with regard to federal income tax consequences of the Plan may arise due to the inherent nature of estimates of value that will impact tax liability determinations.

As soon as practicable after the Effective Date, the Liquidating Trustee (to the extent that it deems it necessary or appropriate in the reasonable exercise of its discretion) will, in good faith, value the Liquidating Trust Assets, and will apprise the Holders of beneficial interests in the Liquidating Trust of such valuation. The valuation is required to be used consistently by all parties (including the Debtors, the Trustee and the Holders) for all federal income tax purposes. The Court will resolve any dispute regarding the valuation of the Assets.

The Liquidating Trust’s taxable income will be allocated to the Holders of beneficial interests in the Liquidating Trust in accordance with each such Holder’s Pro Rata share of the Liquidating Trust’s interests. The character of items of income, deduction and credit to any Holder and the ability of such Holder to benefit from any deductions or losses may depend on the particular situation of such Holder.

Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, could also change the federal income tax consequences of the Plan and the transactions contemplated thereunder.

D.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

ARTICLE X

RECOMMENDATION AND CONCLUSION

This Disclosure Statement was approved by the Court after notice and a hearing. The Court has determined that this Disclosure Statement contains information adequate to permit holders of Claims to make an informed judgment about the Plan. Such approval, however, does not mean that the Court recommends either acceptance or rejection of the Plan.

The Debtors believe that confirmation and consummation of the Plan is in the best interests of the Debtors, their estates and their creditors. The Plan provides for an equitable distribution to creditors. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation under chapter 7 of the Bankruptcy Code, could result in significant delay, litigation and additional costs, as well as a reduction in the distributions to Holders of Claims in certain Classes. Consequently, the Debtors urge all eligible Holders of Impaired Claims to vote to ACCEPT the Plan, and to complete and return their Ballots so that they will be RECEIVED by the Voting Agent on or before the Voting Deadline.

Dated:  Wilmington, Delaware

              March 17, 2014

SAVIENT PHARMACEUTICALS, INC., et al.,

Debtors and Debtors-in-Possession

By:	/s/ Mathew C. Bazley
Mathew C. Bazley
Chief Liquidation Officer
COLE, SCHOTZ, MEISEL, FORMAN & LEONARD, P.A.
By:	/s/ David R. Hurst
David R. Hurst (I.D. No. 3743)
J. Kate Stickles (I.D. No. 2917) 500 Delaware Avenue, Suite 1410 Wilmington, Delaware 19801 (302) 652-3131

EXHIBIT A

Plan of Liquidation

EXHIBIT B

Hypothetical Class 4 Distribution Analysis1

	Chapter 11 Liquidating Plan	Chapter 7 Liquidation[2]
Trust Assets
GUC Cash	$1,950,000	$1,950,000
Liquidating Trust Funding Amount	$175,000	$0
Avoidance Actions[3]	Unknown	Unknown
CVS Litigation[4]	Unknown	Unknown
Total Liquidated Trust Assets	$2,125,000	$1,950,000
Trust Operating and Administrative Expenses[5]	($500,000)	($500,000)
Trust Assets Available for Distribution[6]	$1,625,000	$1,450,000
Estimated Recovery[7]	1.28%	1.14%

[1]	There are a number of estimates and assumptions underlying the analysis below that are inherently subject to significant uncertainties and contingencies beyond the control of the Debtors and their professionals. Additionally, assumptions are made with respect to certain liquidation decisions which could be subject to change. Accordingly, there can be no assurance that the values reflected in the analysis would be realized and actual results could vary materially from those shown here.

[2]	In the event of a chapter 7 liquidation, it is assumed that assets allocated to holders of Allowed General Unsecured Claims under the Global Settlement will be distributed pursuant to the Alternative Trust Structure, and not by a chapter 7 trustee.

[3]	There is no guarantee that the Liquidating Trust or Alternative Trust Structure will be able to obtain any recoveries on account of Avoidance Actions. Litigation is inherently speculative and uncertain in nature and no creditor should rely upon the potential for recovery from these actions as a basis for recovery on account of their Allowed General Unsecured Claim. Moreover, the legal ability of the Alternative Trust Structure to pursue Avoidance Actions is not certain. As such, even if viable Avoidance Actions exist, recoveries on such actions may be less in the event of a chapter 7 liquidation than under the Plan.

[4]	There is no guarantee that the Liquidating Trust or Alternative Trust Structure will be able to obtain any recoveries on account of the CVS Litigation claims. Litigation is inherently speculative and uncertain in nature and no creditor should rely upon the potential for recovery from this action as a basis for recovery on account of their Allowed General Unsecured Claim.

[5]	The estimate provided for trust operating and administrative expenses is being provided for illustrative purposes only. Actual trust operating and administrative expenses may differ materially from the stated value.

[6]	To the extent that the Liquidating Trust or Alternative Trust Structure is able to obtain any recoveries on account of the Avoidance Actions and/or CVS Litigation claims, Committee professionals are entitled to reimbursement from the proceeds of such actions for the balance of any unpaid, but Allowed Professional Fees outstanding as of the Effective Date, per agreement with the Committee. As such, even if there are recoveries on account of the Avoidance Actions and/or CVS Litigation claims, such recoveries may not be available for distribution to holders of Allowed General Unsecured Claims.

[7]	For purposes of determining the estimated recovery to holders of Allowed General Unsecured Claims, the Class 4 claims pool has been estimated at $126.98 million. The actual amount of Allowed General Unsecured Claims may differ from the Debtors’ estimates.